    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 14, 1997.
                                                      REGISTRATION NO. 333-31453
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                AMENDMENT NO. 1
                                      TO
                                   FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                          ADVANCED RADIO TELECOM CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                           4812                 52-1869023
(STATE OR OTHER JURISDICTION    (PRIMARY STANDARD INDUSTRIAL  (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)  CLASSIFICATION CODE NUMBER)  IDENTIFICATION NO.)

  500 108TH AVENUE NE, SUITE 2600, BELLEVUE, WASHINGTON 98004 (425) 688-8700 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             THOMAS M. WALKER, ESQ.
                                GENERAL COUNSEL
                        500 108TH AVENUE NE, SUITE 2600
                          BELLEVUE, WASHINGTON  98004
                     (425) 688-8700 / (425) 990-1642 (FAX)
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                        COPIES OF ALL COMMUNICATIONS TO:

                              MARY E. WEBER, ESQ.
                                  ROPES & GRAY
                            ONE INTERNATIONAL PLACE
                             BOSTON, MA  02110-2624
                     (617) 951-7000 / (617) 951-7050 (FAX)

                          --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]




================================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the of an offer to buy nor shall there by any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                   Subject to completion dated August 14, 1997


                                  PROSPECTUS
                                  ----------

                               2,731,725 SHARES
                      ISSUABLE UPON EXERCISE OF WARRANTS

                         ADVANCED RADIO TELECOM CORP.

                       --------------------------------

                                 COMMON STOCK

                       --------------------------------


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAVE THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

          This Prospectus covers 2,731,725 shares (the "Shares") of common stock $.001 par value (the "Common Stock"), of Advanced Radio Telecom Corp. ("ART" or the "Company") to be issued and sold by the Company upon exercise of the 2,025,000 warrants (the "Warrants") issued in conjunction with the 14% Senior Notes due 2007 (the "Senior Notes"), each entitling the holder to purchase 1.349 shares of Common Stock for $.01 per share, subject to adjustment under certain circumstances as described in the Warrant Agreement. The Warrants are exercisable from August 15, 1997 until 5:00 p.m. on February 15, 2007.

          The Common Stock is listed on the Nasdaq National Market under the symbol "ARTT." Application will be made to list the Shares offered hereby on the Nasdaq National Market upon notice of issuance. The last reported sale price of the Common Stock on the Nasdaq National Market on August 11, 1997 was $8.

          All expenses of the offering of the Shares made hereby will be paid by the Company.

          FOR A DISCUSSION OF FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY, SEE "RISK FACTORS" BEGINNING ON PAGE 4.

==================================================================================
                                Price to     Underwriting Discounts   Proceeds to
                                 Public         and Commissions         Company
----------------------------------------------------------------------------------
Per Share for the Warrants      $.01(1)              $0                  $.01
----------------------------------------------------------------------------------
Total (3)                     $27,317.25             $0             $27,317.25 (2)
==================================================================================


(1) Calculated using the initial exercise price of $.01 per Share, which is subject to adjustment under certain circumstances as provided in the Warrant Agreement.
(2) Before deducting expenses payable by the Company, estimated to be $65,000.
(3) Based on 2,025,000 outstanding Warrants.

                  The date of this Prospectus is August     , 1997

          No person has been authorized to give information or make any representation not contained in this Prospectus in connection with any offer made hereby. If given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder, under any circumstances, shall create any implication that there has been no change in the affairs of the Company since the date hereof.

                               TABLE OF CONTENTS
                                                                            Page
                                                                            ----

  AVAILABLE INFORMATION..................................................     1
  PROSPECTUS SUMMARY.....................................................     2
  RISK FACTORS...........................................................     4
  DIVIDEND POLICY........................................................     8
  PRICE RANGE OF COMMON STOCK............................................     8
  DETERMINATION OF OFFERING PRICE........................................     8
  PLAN  OF DISTRIBUTION..................................................     8
  USE OF PROCEEDS........................................................     8
  SELECTED CONSOLIDATED FINANCIAL DATA...................................    10
  MANAGEMENT'S DISCUSSION AND ANALYSIS
    OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.....................    11
  BUSINESS...............................................................    14
  MANAGEMENT.............................................................    23
  COMMON STOCK OWNERSHIP.................................................    29
  CERTAIN TRANSACTIONS...................................................    31
  DESCRIPTION OF CAPITAL STOCK...........................................    34
  SHARES ELIGIBLE FOR FUTURE SALE........................................    38
  SENIOR NOTES AND WARRANTS..............................................    39
  LEGAL MATTERS..........................................................    40
  EXPERTS................................................................    40
  ADDITIONAL INFORMATION.................................................    40
  INDEX TO FINANCIAL STATEMENTS..........................................   F-1

                             AVAILABLE INFORMATION

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies may be obtained at the prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. In addition, the Commission maintains a site on the World Wide Web that contains reports, proxy and information statements, and other information regarding registrants such as the Company that file electronically with the Commission. The address of the Commission web site is http://www.sec.gov.

                                 PROSPECTUS SUMMARY

          The following summary is qualified in its entirety by the more detailed information and the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. Investors should carefully consider the risk factors related to the purchase of the Shares. See "Risk Factors."

          The Company provides point-to-point wireless broadband digital telecommunications services. Utilizing 38 GHz frequencies, the Company offers cost-effective, high-capacity, high-quality "last mile" local access to voice,
data, video and Internet services.   Licenses which the Company owns, manages or
has a long-term right to use permit it to develop a large-scale national network in 173 U.S. markets covering an estimated aggregate population of approximately 158 million people, including 83 of the top 100 markets.

          Significant increases in microprocessor power and advances in multimedia and on-line applications such as the Internet, local and wide area networks and video teleconferencing have substantially increased demand for high-speed, high-capacity telecommunications services. Conventional copper wire networks of local telephone companies do not have sufficient capacity to service this demand, resulting in a "last mile bottleneck." Fiber-optic cable networks have been deployed in part to overcome these constraints. However, fiber reaches only a small percentage of the addressable market and it is expensive to extend to the end user. Deregulation in telecommunications and improved technology allow ART to extend the reach of telecommunications networks using broadband wireless technology.

          Utilizing unobtrusive equipment mounted on rooftops and other tall structures, ART is able to transmit voice, data and video signals from fiber-optic, copper, coaxial cable and satellite earth stations to the end user locations. Advantages of ART's "last mile" wireless solution include:

          . Broad Footprint. The broad scope of the Company's license footprint enables it to offer wireless broadband services targeting much of the United States' addressable business market.

          .  High Data Transfer Rates.   ART's current technology permits data
   transfer at over 350 times the rate of the current fastest integrated services digital network, permitting real-time, full motion video and 3-D graphics and other data-intensive interactive applications.

          .  High-Quality Transmission.    ART's networks are designed for
   performance comparable to fiber and superior to copper networks.

          . Significant Channel Capacity. Because 38 GHz channels can be efficiently reused within the licensed area, a single channel can serve a significant number of end users.

          .  Rapidly Deployed and Easily Installed Equipment.   ART's 38 GHz
   equipment can be deployed considerably faster than both wireline and many other wireless technologies. It is small and unobtrusive and can be easily installed and redeployed.

          .  Cost-Effective Service.   ART's wireless solution enjoys favorable
   economics compared to cabled networks.

          ART is marketing its services primarily to carriers, including competitive local exchange carriers ("CLECs"), local exchange carriers ("LECs"), competitive access providers ("CAPs"), Internet service providers ("ISPs"), mobile communications service providers and long distance companies ("IXCs"), to enable them to extend their networks on a cost-effective basis. ART is identifying and obtaining roof rights for high-density off-net customer locations in its markets and plans to market high-speed broadband access to these locations to carriers. The Company is building its wireless networks incrementally in response to customer demand in each of its target markets, thereby efficiently deploying its capital.

          The Company is a Delaware corporation organized in 1993 under the name of Advanced Radio Technologies Corporation. In October 1996, the Company acquired through a merger (the "Merger") Advanced Radio Telecom Corp., a corporation organized by the Company and others in 1995 to acquire 38 GHz licenses and to operate its business jointly with the Company. Upon the Merger, Advanced Radio Telecom Corp. became a wholly owned subsidiary of the Company and changed its name to ART Licensing Corp. ("ART Licensing"), and the Company changed its name to Advanced Radio Telecom Corp. The Company commenced commercial operations in the fourth quarter of 1996. The Company's executive offices are located at 500 108th Avenue NE, Suite 2600, Bellevue, Washington 98004 and its telephone number is (425) 688-8700.


                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

          The summary financial data presented below as of December 31, 1996 and for the years ended December 31, 1995 and 1996 were derived from and should be read in conjunction with the audited consolidated financial statements of the Company and the related notes thereto included elsewhere in this Prospectus.
The summary financial data presented below as of June 30, 1997 and for the six months ended June 30, 1996 and 1997 were derived from and should be read in conjunction with the unaudited condensed consolidated financial statements of the Company and the related notes thereto included elsewhere in this Prospectus.



                                  YEAR ENDED DECEMBER 31,        SIX MONTHS ENDED JUNE 30,

                                  1995             1996          1996                 1997
                                --------         --------      --------              -------
STATEMENT OF OPERATIONS DATA:
Revenue (1)................   $     5,793    $  2,907,927   $     61,520       $    685,193
Depreciation and
 amortization..............        15,684       1,017,959        278,375          2,361,275
Interest and other
 expenses, net.......             121,986       6,512,251      1,826,805          8,756,883
Net loss...................    (3,234,843)    (30,670,303)   (15,671,864)       (25,158,390)
Net loss per share.........         (0.54)          (3.97)         (2.38)             (1.42)
Weighted average number of
 shares of Common Stock
 outstanding...............     5,946,338       7,717,755      6,577,461         17,735,974


OTHER FINANCIAL DATA:
EBITDA (2).................   $(2,007,568)   $(14,348,920)  $ (5,150,958)      $(14,455,716)
Capital expenditures.......     3,585,144      16,631,451      4,040,806         10,124,970
                                             AS OF DECEMBER 31,           AS OF JUNE 30,
                                                   1996                        1997
                                             ------------------          ----------------
BALANCE SHEET DATA:
Working capital surplus
 (deficit).................                      $(9,623,905)            $ 49,098,454
Property and equipment, net                       19,303,849               28,228,836
FCC licenses, net..........                        4,330,906              131,822,061
Total assets...............                       36,648,701              263,948,181
Long-term debt (including
 current portion)..........                        4,977,246              110,278,144
Total stockholders' equity.                       19,949,920              111,752,301

--------

(1) For the year ended December 31, 1996 and for the six months ended June
    30, 1997, $2,660,811 and $356,970, respectively, of revenue were derived from non-recurring equipment sales and construction revenue.
(2) EBITDA represents loss before interest and financing expense (net of interest income), income tax expense (benefit), depreciation and amortization expense, non-cash compensation expense and non-cash market development expense. EBITDA is not intended to represent cash flows from operating activities, as determined in accordance with generally accepted accounting principles. EBITDA should not be considered as an alternative to, or more meaningful than, operating income or loss, net income or loss or cash flow as an indicator of the Company's performance. EBITDA has been included because the Company uses it as one means of analyzing its ability to service its debt, because a similar measure is used in the indenture relating to the Company's 14% Senior Notes due 2007 (the "Senior Notes") with respect to computations under certain covenants and because the Company understands that it is used by certain investors as one measure of a company's historical ability to service its debt. Not all companies calculate EBITDA in the same fashion and therefore EBITDA as presented may not be comparable to other similarly titled measures of other companies.

                                 RISK FACTORS

          The following risk factors should be considered carefully in addition to the other information in this Prospectus before purchasing the Shares offered by this Prospectus. Except for the historical information contained herein, the discussion in this Prospectus contains certain forward-looking statements that involve risks and uncertainties. The cautionary statements made in this Prospectus, including those made in "Management Discussion and Analysis" and "Business -- Business Strategy," should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus. The Company's actual results could differ materially from those discussed here. Important factors that could cause or contribute to such differences include, but are not limited to, those discussed below.

          Limited Operations; History of Net Losses. ART has a limited operating history. Having commenced commercial operations in the fourth quarter of 1996, the Company has generated only nominal revenues from operations to date. Since inception, the Company has primarily focused on acquiring licenses, hiring management and other key personnel, raising capital, acquiring equipment and roof rights and developing its operating and support systems and infrastructure. The Company has generated operating and net losses since its inception and expects to generate significant operating and net losses for at least the next several years. A substantial portion of revenue to date has been from non-recurring equipment sales and construction activities. There can be no assurance that the Company will develop a successful business or achieve or sustain profitability in the future.

          Significant Capital Requirements; Need for Additional Financing. The Company will require significant additional capital in 1998 to fund its operations and business plan. Based on its current business plan, ART estimates that it will require several hundred million dollars over the next few years for the continued development and expansion of its wireless broadband operations. Because the Company generally deploys radio equipment in response to customer orders, a substantial portion of its capital requirements is dependent on customer demand. Accordingly, the Company's capital requirements may increase or decrease depending largely upon the cost and amount of equipment acquired, the number of networks installed, the number of markets served and the prices charged for its services as well as other factors. In addition, if, among other things, the assumptions underlying the Company's business plan change or prove to be inaccurate or the Company changes its business plan, the Company's capital requirements may change. There can be no assurance that the Company will be able to obtain any financing when required, or, if available, that the Company will be able to obtain it on acceptable terms. In the event that the Company fails to obtain additional financing when required, such failure could result in the modification, delay or abandonment of some or all of the Company's development and expansion plans. Any such modification, delay or abandonment could have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

          Leverage; Ability to Service Indebtedness. The Company is highly leveraged and, accordingly, (i) a substantial portion of the Company's cash flow from operations will be required to pay interest with respect to its Senior Notes commencing in 2000 and to pay interest with respect to any additional indebtedness incurred by the Company; (ii) the Company's ability to obtain any necessary financing in the future may be limited; (iii) the failure to comply with the numerous financial and other restrictive covenants of such debt may result in an event of default, which, if not cured or waived, could have a material adverse effect on the Company; (iv) the ability of the Company to satisfy its obligations pursuant to such indebtedness is dependent upon its future performance which, in turn, is subject to management, financial, business and other factors affecting the business and operations of the Company; (v) the Company's flexibility may be limited in responding to changes in the industry and economic conditions generally; (vi) the Company may be more highly leveraged than many of its competitors, which may put it at a competitive disadvantage; and (vii) the Company's leverage may make it more vulnerable in the event of an economic downturn. There can be no assurance that the Company will be able to generate sufficient cash flow to meet required interest and principal payments associated with its indebtedness. If the Company is unable to generate sufficient cash flow to meet its debt obligations, the Company may be required to renegotiate the payment terms or to refinance all or a portion of its indebtedness, to sell assets or to obtain additional financing. There is no assurance that the Company would be able to do so. See "Senior Notes and Warrants."

          Uncertain Acceptance of 38 GHz Services. The Company and other providers have only recently begun to market wireless broadband services on 38 GHz frequencies and sales to date have been limited. The demand for such services is uncertain. There can be no assurance that a substantial market will develop for 38 GHz wireless broadband services.

          Developing Technology; Reliability of Equipment; Attenuation. The Company has only recently commenced commercial operation of its wireless broadband digital telecommunications networks. Use of 38 GHz frequencies to provide wireless broadband telecommunications services is a new and developing technology, and, to date, there has been only limited use of 38 GHz frequencies for the provision of wireless broadband services. There can be no assurances that the equipment used by the Company to provide broadband services will operate at a level of quality and reliability satisfactory to ART's customers. The Company is unable to predict what technical difficulties and complications may arise during the implementation of its wireless broadband services on 38 GHz
frequencies.   If technical difficulties do occur, the Company cannot predict what effect this may have on the design, implementation and operation of its networks or on its ability to retain customers or to market its services to potential new customers. In addition, wireless broadband services over 38 GHz frequencies are subject to distance and rain attenuation. There can be no assurance that the Company will be able to overcome such attenuation on a cost-effective basis.

          Roof Rights. Because 38 GHz services require a direct line of sight between two transceivers, the Company generally must obtain rights to install its transceivers and antennas on rooftops and other tall structures ("roof rights") in appropriate locations in each of its market areas to provide services. Due to the increased use of wireless technology and increased number of licensees of mobile communication frequencies, there are frequently lengthy negotiations to obtain rights, which may take several weeks to several months. There can be no assurance that the Company will succeed in obtaining roof rights where required, on a timely basis, and on favorable terms, if at all. Failure to do so may have a material adverse effect on the Company's development and results of operations. See "Business --Business Strategy."

          Competition. The industry and markets in which the Company plans to provide services are highly competitive. In each of its markets, the Company will compete with wireline providers such as LECs, CLECs, CAPs, cable television operators and IXCs and with other wireless providers, including other 38 GHz service providers and providers in other portions of the radio spectrum. Many of these providers have established market acceptance, longer operating histories, longer standing relationships with customers and suppliers, greater name recognition, better geographic footprints and greater financial, technical and marketing resources than the Company. The Company expects to compete primarily on the basis of price, responsiveness to customer needs, customer service, quality, reliability and features. There can be no assurance that the Company will be able to compete effectively against other service providers in any of its markets. See "Business--Competition." Because the Company's business strategy is to market primarily to other carriers to leverage ART's carrier customers' sales forces, channels of distribution and customer bases, the Company's initial target customers include the LECs, CLECs, CAPs and IXCs that also compete with the Company. There can be no assurance that such carriers will choose to utilize the Company's services to provide "last mile" access service to their end users. See "Business -- Business Strategy."

          Government Regulation. The telecommunications services offered by the Company are subject to regulation by federal, state and local government agencies. Changes in existing laws and regulations applicable to the provision of wireless local telecommunications services via 38 GHz or other frequencies with which the Company competes, including without limitation, those which place additional restrictions on the Company or its 38 GHz licenses, or which interfere with the Company's services or operations could have a material adverse effect on the Company. Also, any failure or significant delay by the Company in obtaining or maintaining any regulatory approvals which may be required, could have a material adverse effect on the Company. See "Business-- Government Regulation."

          Risk of Forfeiture, Non-Renewal and Fluctuation in Value of FCC Licenses. The Company must comply with FCC rules relating to its licenses, including transmission of operational traffic and non-removal of equipment and facilities. Failure to comply with FCC rules could subject licenses to forfeiture.

          All of the Company's 38 GHz licenses expire in February 2001. Although the Company currently anticipates that its licenses will be renewed, there can be no assurance that all or any of the licenses will be renewed upon expiration of their initial terms. In the event that the FCC does not renew one or more of the licenses, the Company's business and results of operations could be materially adversely affected.

          The value of the Company's licenses will depend, among other things, upon the success of the wireless broadband operations of the Company and others and fluctuations in the level of supply and demand for such licenses. Transfer of licenses and changes of control involving entities holding licenses require prior FCC and, in some instances, state regulatory approval and are subject to restrictions and limitations on the identity and status of the transferee or acquiror. These regulatory restrictions on transfer of licenses may adversely
affect the value of the Company's licenses.    See "Business--Government
Regulation--Federal Regulation."

          Foreign Licenses. Entities in which the Company has a substantial interest have obtained licenses in certain Western European countries and have applied for licenses to provide wireless broadband services in Canada and in other Western European countries. There can be no assurance that such entities will be able to acquire additional licenses, comply with applicable license restrictions, retain any licenses granted, obtain any other necessary governmental approvals, obtain necessary financing from third parties, implement their business plans or operate in any country on a profitable basis or at all. Because of limitations pursuant to the indenture relating to the Senior Notes,
each of such entities is expected to be independently financed.   See "Business-
-Foreign Licenses."

          Management of Expanding Business. The Company is pursuing a business plan that, if successfully implemented, will result in expansion of its operations and the provision of 38 GHz services on a wide-spread basis over the next two to five years. If this expansion is achieved, the Company's success will depend on its ability to manage its expanding business effectively, enhance its operational and financial controls and information systems, and attract and retain qualified and key personnel. Failure to meet customer demands and manage expansion could have a material adverse effect on the Company's results of operations.

          Reliance on Third Parties for Construction and Installation. The Company presently contracts, and expects to continue to contract, with third parties for a substantial portion of its equipment staging and outfitting, site acquisition, site preparation, equipment installation and maintenance for the Company's wireless services and network management software and services relating to the Company's network management system. There can be no assurance that the Company will be able to secure contracts with third parties for installation, construction and maintenance at competitive prices or when needed. The failure to secure such contracts and the failure of third parties to perform under existing agreements could have a material adverse effect on the Company's customer relations, development and results of operations.

          Reliance on Equipment Supplier; Lack of Industry Standards. The Company presently purchases its telecommunications equipment from one supplier. Any reduction or interruption in supply from this supplier could have a disruptive effect on the Company. There is no industry standard or uniform protocol for 38 GHz equipment. A single manufacturer's equipment must be used in establishing a link and generally will be used across an entire market area. Failure of the Company to procure sufficient equipment from one manufacturer for a particular market area could adversely effect the Company's results of operations.

          Possible Need to Acquire Additional Bandwidth in Selected Areas; Risks Associated with Acquisitions. The Company may need to acquire or lease additional licenses to expand its geographic footprint, to enhance its ability to provide service to its current target market or customers it may target in
the future or to adapt to changes in equipment technology.   There can be no
assurance that the Company will be able to acquire additional radio spectrum if or when needed on favorable terms or at all. See "Business--38 GHz Wireless Broadband Licenses."

          The Company may face competition for acquisition opportunities in the industry, increasing the costs of capitalizing on such opportunities. The Company expects to compete for acquisition opportunities with other companies that have significantly greater financial and management resources than the Company. Furthermore, there can be no assurance that the Company would generate sufficient revenues from any such acquisitions to offset the associated acquisition costs. In addition, the anticipated benefits from any acquisitions may not be achieved unless the assets and/or operations of any acquired business are successfully combined with those of the Company in a timely manner.

          New Services; Technological Change. The telecommunications industry has been characterized by rapid technological advances, changes in end-user requirements, frequent new service introductions, evolving industry standards, and decreases in the cost of equipment. There can be no assurance that (i) the Company's wireless broadband services will not be outmoded by technology or services now existing or developed and implemented in the future, (ii) the Company will have sufficient resources to develop or acquire new technologies or to introduce new services capable of competing with future technologies or services offerings, (iii) the Company's equipment will not be rendered obsolete or (iv) the cost of 38 GHz equipment will decline at all or as rapidly as that of competitive alternatives.

          Dependence on Key Employees. The success of the Company is dependent, in part, on its ability to attract and retain qualified technical, marketing, sales and management personnel. Competition for such personnel is intense and the Company expects such competition to increase. There can be no assurance that the Company will be successful in attracting and retaining such qualified personnel. The Company's inability to attract and retain additional key employees or the loss of one or more of its current key employees could have a material adverse effect on the Company's business and results of operations. See "Management."

          Possible Volatility of Stock Price. The stock market historically has experienced volatility which has affected the market price of securities of many companies and which has sometimes been unrelated to the operating performance of such companies. In addition, factors such as announcements of developments related to the Company's business, or that of its competitors, its industry group or its customers, fluctuations in the Company's results of operations, a shortfall in revenues or earnings compared to analysts' expectations and changes in analysts' recommendations or projections, sales of substantial amounts of securities of the Company into the marketplace, regulatory developments affecting the telecommunications industry or 38 GHz services or general conditions in the telecommunications industry or the worldwide economy, could cause the market price of the Common Stock to fluctuate substantially.

          Shares Eligible for Future Sale; Future Dilution. As of August 11, 1997, the Company had 19,749,452 shares of Common Stock outstanding, assuming no exercise of outstanding options or warrants to purchase Common Stock. Of these outstanding shares, 5,442,241 are freely tradeable by persons other than "affiliates" of the Company, as that term is defined under the Securities Act, without restrictions or further registration under the Securities Act. Of the remaining 14,307,211 outstanding shares, 1,007,776 shares are now available for sale in the public market under Rule 144, 7,299,435 shares will become available for sale in the public market under Rule 144 in October 1997, and an additional 6,000,000 shares will become available for sale in the public market under Rule 144 in February 1998. Holders of approximately 14.3 million shares of Common Stock on a fully diluted basis also have contractual rights to have those shares registered under the Securities Act for resale to the public in certain circumstances. As of August 11, 1997, an aggregate of 4,603,878 shares of Common Stock were subject to outstanding options and warrants. The Company has filed a registration statement on form S-8 with respect to 1,475,000 shares of Common Stock reserved for issuance under its stock option plans. The 2,731,725 Shares that may be issued from time to time pursuant to this Prospectus may be resold without restriction or further registration under the Securities Act by persons other than "affiliates" of the Company, as that term is defined under the Securities Act. An increase in the number of shares of Common Stock that may become available for sale in the public market may adversely affect the market price prevailing from time to time of the Common Stock in the public market and could impair the Company's ability to raise additional capital through the sale of its equity securities. See "Shares Eligible for Future Sale."

          Significant Influence of Voting by Officers, Directors and Related Entities. As of the date of this Prospectus, the Company's officers and directors and entities which may be considered affiliates of, or related to, such officers and directors beneficially owned approximately 29.7% of the Company's outstanding Common Stock (assuming no exercise of outstanding warrants or options). In addition, approximately 14.7% of the Company's outstanding Common Stock is held in a voting trust, pursuant to which such shares are voted in proportion to, or in certain cases, consistent with the majority of, the vote of other stockholders of the Company. See "Common Stock Ownership--Voting Trust Agreement." Accordingly, the Common Stock held by the Company's officers and directors and entities which may be considered affiliates of, or related to, such officers and directors represents a significant portion of outstanding Common Stock that is voted on an independent basis. Thus, these stockholders will have the ability to exercise significant influence over the Company and the election of its directors and the approval of any action requiring the approval of the holders of the Company's voting stock, including adopting certain amendments to the Company's Certificate of Incorporation and approving mergers or sales of substantially all of the Company's assets. See "Common Stock Ownership."

          Absence of Dividends. The Company has not paid and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. The Company intends to retain its earnings, if any, for use in the Company's growth and ongoing operations. In addition, the terms of the indenture relating to the Senior Notes restrict the ability of the Company to pay dividends on the Common Stock. See "Senior Notes and Warrants."

          Potential Effect of Anti-Takeover Provisions and Issuances of Preferred Stock. Certain provisions of the Company's Certificate of Incorporation and Bylaws, the Delaware General Corporation Law and the Company's Shareholder Rights Plan may have the effect of delaying, deterring or preventing a change in control of the Company or preventing the removal of incumbent directors. The existence of these provisions and this Plan may have a negative impact on the price of the Common Stock and may discourage third party bidders from making a bid for the Company or may reduce any premiums paid to stockholders for their Common Stock. In addition, the Company's Board of Directors has the authority without action by the Company's stockholders to issue shares of the Company's Preferred Stock and to fix the rights, privileges and preferences of such stock, which may have the effect of delaying, deterring or preventing a change in control. See "Description of Capital Stock."

                                DIVIDEND POLICY

          ART has not paid any cash dividends on its Common Stock in the past and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. ART's Board of Directors intends to retain earnings, if any, to repay indebtedness, to expand ART's business and to fund ongoing operations for the foreseeable future. In addition, the terms of the indenture relating to the Senior Notes restrict the ability of the Company to pay dividends on Common Stock.


                          PRICE RANGE OF COMMON STOCK

          ART's Common Stock is traded in the over-the-counter market and is reported on the Nasdaq National Market under the symbol "ARTT." The following table sets forth for the periods indicated the high and low bid information of the Common Stock as reported on the Nasdaq National Market.

                                                   High      Low
1996 Fourth Quarter (commencing on November 5)    $ 16.50  $ 11.50

1997 First Quarter                                 15.625   10.375

1997 Second Quarter                                 12.00     5.75

1997 Third Quarter (through August 11, 1997)        9.875     6.25



                        DETERMINATION OF OFFERING PRICE

          The Warrant Agreement provides that each outstanding Warrant may be converted into 1.349 Shares for a price of $.01 per Share, subject to adjustments as provided in the Warrant Agreement. The Warrants were issued in conjunction with the Senior Notes. The terms, conditions and exercise prices per share for the Warrants were determined by the Company and the underwriters at the time of the offering of the Senior Notes and Warrants.

                             PLAN  OF DISTRIBUTION

          The Shares issuable upon exercise of Warrants are offered solely by the Company. No underwriters are participating in this offering. It is anticipated that the Shares offered will be previously authorized but unissued. Warrants may be exercised by giving written notice and paying the exercise price to the Company, and as otherwise required by the Warrant Agreement.


                                USE OF PROCEEDS

          Gross proceeds of approximately $27,000 would be realized if all 2,025,000 Warrants were exercised at the initial exercise price of $.01 per Share. Net proceeds, if any, will be used for general corporate purposes. It is anticipated that Warrants will be exercised from time to time based upon decisions of the individual Warrant holders and that the Company will receive the net proceeds gradually through February 15, 2007, when the

Warrants expire. To the extent Warrants are not exercised, the net proceeds to the Company will be reduced. There is no assurance that all Warrants will be exercised or that the Company will receive the net proceeds which would be available if all Warrants had been exercised.

                     SELECTED CONSOLIDATED FINANCIAL DATA

    The selected financial data presented below as of December 31, 1995 and 1996 and for the years ended December 31, 1994, 1995 and 1996 were derived from and should be read in conjunction with the audited consolidated financial statements of the Company and the related notes thereto included elsewhere in this Prospectus. The selected financial data presented below as of December 31, 1993 and 1994 and for the period from August 23, 1993 (date of inception) to December 31, 1993 were derived from the audited consolidated financial statements of the Company not included herein which were audited by Coopers & Lybrand L.L.P. The selected financial data presented below as of June 30, 1997 and for the six months ended June 30, 1996 and 1997 were derived from and should be read in conjunction with the unaudited condensed consolidated financial statements of the Company and the related notes thereto included elsewhere in this Prospectus.







                                       AUGUST 23, 1993                                                       SIX MONTHS ENDED
                                     (DATE OF INCEPTION)            YEAR ENDED DECEMBER 31,                      JUNE 30,
                                             TO             ---------------------------------------    --------------------------
                                      DECEMBER 31, 1993        1994          1995          1996           1996           1997
                                     -------------------    ----------   -----------   ------------    -----------   ------------
STATEMENT OF OPERATIONS DATA:
Service revenue.....................  $    _____            $    _____   $     5,793   $    247,116    $    61,520   $    328,223
Equipment sales and
 construction revenue...............       _____                 _____         _____      2,660,811          _____        356,970
Consulting revenue..................       _____               137,489         _____         ______          _____          _____
Technical and network
 operations expenses................       _____                 _____         _____      3,402,948        270,319      2,621,878
Cost of equipment sales and
     construction...................       _____                 _____         _____      1,590,779          _____        214,399
Sales and marketing expenses........       _____                             191,693      5,548,584      1,472,198      6,241,797
General and administrative                                      _____
     expenses.......................       5,906               253,453     2,911,273     12,896,134     11,364,281      6,383,433
Research and development
     expenses.......................       _____                 _____         _____      1,269,579        521,406        128,715
Depreciation and amortization.......         688                 8,281        15,684      1,017,959        278,375      2,361,275
Loss from operations................       _____              (124,245)   (3,112,857)   (22,818,056)   (13,845,059)   (17,266,304)
Interest and other expenses.........       _____                 4,375       121,986      6,512,251      1,826,805      8,756,883
Extraordinary loss..................       _____                 _____         _____     (1,339,996)         _____          _____
Net loss............................  $   (6,594)           $ (128,620)  $(3,234,843)  $(30,670,303)  $(15,671,864)  $(25,158,390)
Net loss per share..................  $    _____            $    (0.04)  $     (0.54)  $      (3.97)  $      (2.38)  $      (1.42)
Weighted average number of
 shares of Common Stock
 outstanding........................   1,820,555             3,337,685     5,946,338      7,717,755      6,577,461     17,735,974

OTHER FINANCIAL DATA:
EBITDA (1)..........................   $  (5,906)           $ (115,964)  $(2,007,568)  $(14,348,920)  $ (5,150,958)  $(14,455,716)
Capital expenditures................       _____                 5,175     3,585,144     16,631,451      4,040,806     10,124,970

                                                      AS OF DECEMBER 31,                   AS OF JUNE 30, 1997
                                       -------------------------------------------------   --------------------
                                          1993        1994        1995           1996
                                       ----------  ----------  -----------  ------------
BALANCE SHEET DATA:
Working capital surplus
 (deficit)..........................   $   13,958  $  (76,556) $(3,008,510) $ (9,623,905)     $ 49,098,454
Property and equipment, net.........        _____       3,448    3,581,561    19,303,849        28,228,836
FCC licenses, net...................        _____       _____    4,235,734     4,330,906       131,822,061
Total assets........................       74,513      42,611    9,876,559    36,648,701       263,948,181
Long-term debt
 (including current portion)........        _____       _____    6,450,000     4,977,246       110,278,144
Accumulated deficit.................       (6,594)   (135,214)  (3,370,057)  (34,040,360)      (59,198,750)
Total stockholders' equity
 (deficit)..........................       54,542     (39,078)    (312,860)   19,949,920       111,752,301

--------
(1) EBITDA represents loss before interest and financing expense (net of interest income), income tax expense (benefit) depreciation and amortization expense, non-cash compensation expense and non-cash market development expense. EBITDA is not intended to represent cash flows from operating activities, as determined in accordance with generally accepted accounting principles. EBITDA should not be considered as an alternative to, or more meaningful than, operating income or loss, net income or loss or cash flow as an indicator of the Company's performance. EBITDA has been included because the Company uses it as one means of analyzing its ability to service its debt, because a similar measure is used in the indenture relating to the Senior Notes with respect to computations under certain covenants and because the Company understands that it is used by certain investors as one measure of a company's historical ability to service its debt. Not all companies calculate EBITDA in the same fashion and therefore EBITDA as presented may not be comparable to other similarly titled measures of other companies.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and other sections of this Prospectus include forward-looking statements. These forward-looking statements are subject to business and economic risks and uncertainties, and the Company's actual results of operations may differ materially from those contained in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors" as well as other risks and uncertainties referenced in this Prospectus.

OVERVIEW

          From its inception in 1993 to the fourth quarter of 1996, the Company had primarily focused on acquiring licenses, hiring management and other key personnel, raising capital, acquiring equipment and roof rights and developing its operating and support systems and infrastructure. In the fourth quarter of 1996, the Company commenced commercial operations.

RESULTS OF OPERATIONS

Six Months Ended June 30, 1997 Compared to Six Months Ended June 30, 1996

     Revenue for the six months ended June 30, 1997, was approximately $685,000 compared to approximately $62,000 for the same period in 1996. The revenue for the first six months of 1997 included approximately $357,000 of non-recurring installation and equipment sales revenue.

     Operating costs and expenses were approximately $18.0 million for the six months ended June 30, 1997, compared to approximately $13.9 million for the same period in 1996. General and administrative expenses in the 1996 period included a $6.8 million charge related to release of escrowed shares to executive officers. Equipment sales and construction costs of approximately $214,000 incurred in the 1997 period related to non-recurring revenue and sales and marketing expenses in the 1996 period included a $1.1 million charge relating to a distribution agreement. Excluding non-cash and non-recurring items, operating costs and expenses for the six months ended June 30, 1997, were approximately $14.9 million compared to approximately $5.2 million for the same period in 1996.

     During July 1997, management initiated certain restructuring activities intended to more closely align its organization with its current marketing and business development plans. The Company's preliminary estimate of the resulting non-recurring employee severance and office closure costs is approximately $500,000. These activities are expected to result in a slight reduction in recurring operating expenses for the remainder of 1997. In future periods the Company expects increases in cash expenses for sales and marketing and network operations as the development and deployment of the Company's business continues. The Company also expects depreciation and amortization to increase substantially in future periods as a result of deployment of its wireless transmission equipment. Operating losses for the six months ended June 30, 1997, were approximately $17.3 million compared to approximately $13.8 million for the same period in the previous year.

     Net interest and other expenses were approximately $8.8 million for the six months ended June 30, 1997, compared to approximately $1.8 million for the same period in 1996. Included in net interest and other expenses for 1997 was approximately $2.7 million related to a terminated financing commitment. Interest expense will increase in future periods due to the amortization of the original discount on the Senior Notes which were issued in February 1997. The net loss for the six months ended June 30, 1997, was approximately $25.2 million compared to a net loss for the same period of 1996 of approximately $15.7 million.

1996 compared to 1995

          Revenues for the year ended December 31, 1996 were approximately $2.9 million compared to $5,793 in 1995. Included in 1996 revenues was approximately $2.7 million representing non-recurring sales and construction revenue associated with radio links installed for a third party.

          Operating expenses other than interest were approximately $25.7 million for the year ended December 31, 1996 compared to approximately $3.1 million in 1995. The increase was primarily due to an overall increase in costs and expenses associated with preparing for the commencement of commercial operations, including higher general and administrative, sales and marketing expenses, technical and network operating expenses and research and development expenses. Also included in 1996 was approximately $1.6 million of non-recurring expenses for sales and construction performed for a third party and a non-cash compensation expense of approximately $7.6 million, including approximately $6.8 million arising from the release from escrow of shares of Common Stock to two executive officers. Included in sales and marketing expenses were non-cash marketing costs of approximately $1.1 million related to a strategic distribution agreement. Research and development costs were incurred as the Company initiated its research and development of microwave radio technology.

          Net interest and other expenses were approximately $6.5 million for the year ended December 31, 1996 compared to $121,986 in 1995. Included in interest and other expenses for 1996 were approximately $1.2 million relating to an unsuccessful debt offering in July 1996 and approximately $3.7 million related to a financing commitment which was terminated in 1997 upon the sale of the Senior Notes. Interest expense increased in 1996 due to increased borrowings in 1996. The early repayment in November 1996 of bridge financings resulted in a non-cash extraordinary loss of approximately $1.3 million arising from the write-off of associated unamortized issuance discount and deferred financing costs.

1995 compared to 1994

          The Company's historical financial statements for 1994 primarily reflect ART's activities in applying for 38 GHz licenses and meeting FCC requirements.

          The Company had $137,489 in consulting revenue for engineering and management services in 1994, related to filing of applications for 38 GHz licenses on behalf of others, and $5,793 in service revenue in 1995 derived from customers for wireless broadband services in markets in which licenses were acquired in November 1995.

          General and administrative expenses increased to approximately $2.9 million for 1995, from $253,453 for 1994 due to an increased number of employees and the recognition of non-cash compensation expenses of approximately $1.1 million relating to the release from escrow of shares of Common Stock to two executive officers as a result of meeting certain performance objectives and relating to certain employee stock options. Sales and marketing expenses increased to $191,693 in 1995 from $0 in 1994 as the Company prepared for commercial operations. Net interest expense increased to $121,986 in 1995 from $4,375 in 1994 due to increased levels of borrowing. As a result, the net loss for 1995 was approximately $3.2 million, as compared to a net loss of $128,620 in 1994.


LIQUIDITY AND CAPITAL RESOURCES


          The Company has generated negative cash flow and net losses each year since its inception and expects such negative cash flow and net losses to continue at least for the next few years. Accordingly, the Company will be dependent on various financing sources to fund its growth as well as its continued losses from operations. To date, funding for acquisitions, capital expenditures and net operating losses has been provided from private placements of equity and bridge financings in 1994 through 1996, the Company's initial public offering in November 1996 and the Company's public offering of its Senior Notes in February 1997. Approximately $52 million of the approximately $130 million net proceeds from the sale of the Senior Notes was used to purchase a portfolio of U.S. Treasury securities that will provide for payment of interest on the Senior Notes through February 2000. Because the Senior Notes have "significant original issue discount" for tax purposes, the Company is not able to deduct the interest expense related to the accretion of this original issue discount for tax purposes.

          The Company currently estimates that it will incur approximately $5.0 million of capital expenditures for the last two quarters of 1997, including outstanding commitments to purchase approximately $2.0 million of wireless transmission equipment. The Company will require significant additional capital in 1998 to fund its operations and business plan. Based on its current business plan, ART estimates that it will require several hundred million dollars over the next few years for the continued development and expansion of its wireless broadband operations. Because the Company generally deploys radio equipment in response to customer orders, a substantial portion of its capital requirements is dependent on customer demand. Accordingly, the Company's capital requirements may increase or decrease depending largely upon the cost and amount of equipment acquired, the number of networks installed, the number of markets served and the prices charged for its services as well as other factors. In addition, if, among other things, the assumptions underlying the Company's business plan change or prove to be inaccurate or the Company changes its business plan, the Company's capital requirements may change. There can be no assurance that the Company will be able to obtain any financing when required, or, if available, that the Company will be able to obtain it on acceptable terms. In the event that the Company fails to obtain additional financing when required, such failure could result in the modification, delay or abandonment of some or all of the Company's development and expansion plans. Any such modification, delay or abandonment could have a material adverse effect on the Company.

NEW ACCOUNTING PRONOUNCEMENTS

          In February 1997, the Financial Accounting Standards Board ("FASB") issued Financial Accounting Standards No. 128, "Earnings per Share." This statement, effective for the year ending December 31, 1997, specifies the computation, presentation and disclosure requirements for earnings per share ("EPS"). The statement will replace "primary" EPS with "basic" EPS, the principal difference being the exclusion of common stock equivalents in the computation of basic EPS and the required dual presentation of basic and diluted EPS on the face of the consolidated statement of operations. Due to the Company's net losses, basic and diluted EPS computed pursuant to this statement are not expected to be materially different from the historical net losses per share previously presented.

          In June 1997, the FASB issued Financial Accounting Standards No. 130, "Reporting Comprehensive Income." This statement establishes requirements for disclosure of comprehensive income and becomes effective for the Company for the year ending December 31, 1998. Comprehensive income includes such items as foreign currency translation adjustments and unrealized holding gains and losses on certain investments that are reported by the Company as a component of stockholders' equity. The Company does not expect this pronouncement to materially affect the Company's results of operations.

INFLATION

          The Company's business has not been materially affected by inflation during the last three fiscal years and the six months ended June 30, 1997.

                                   BUSINESS

          The Company provides point-to-point wireless broadband digital telecommunications services. Utilizing 38 GHz frequencies, the Company offers cost-effective, high-capacity, high-quality "last mile" local access to voice,
data, video and Internet services.   Licenses which the Company owns, manages or
has a long-term right to use permit it to develop a large-scale national network in 173 U.S. markets covering an aggregate population of approximately 158 million people, including 83 of the top 100 markets.


INDUSTRY OVERVIEW

          Significant increases in microprocessor power and advances in multimedia and on-line applications such as the Internet, local and wide area networks and video teleconferencing have significantly increased demand for
high-speed, high-capacity telecommunications services.   The growth in demand
for high-speed digital telecommunications services is being driven by the revolution in microprocessor power and advances in new multimedia and on-line applications such as the Internet. The ability to access and distribute information quickly has become critical to business and government users of telecommunications services. The rapid growth of local area networks ("LANs"), Internet services, video teleconferencing and other data intensive applications is significantly increasing the volume of broadband telecommunications traffic. This increasing demand, together with changes in the regulatory environment, has created an opportunity to offer cost-effective, high-capacity "last mile" access using both wireline and wireless solutions. Conventional copper wire networks of local telephone companies do not have sufficient capacity to service this demand. Until recently, only fiber-optic networks have been available to address the "last mile bottleneck." However, fiber reaches only a small percentage of the addressable market and is expensive to extend to the end user. Recent advances in 38 GHz technology, coupled with metropolitan-wide footprint licensing, has enabled 38 GHz providers to extend the reach of telecommunications networks using broadband wireless technology.


ADVANTAGES OF ART'S WIRELESS SOLUTION

          The Company believes that it is well positioned to compete in offering broadband "last mile" services and broadband network services to other telecommunications providers. Advantages of ART's wireless solution include:

 .    Broad Footprint. The broad scope of the Company's footprint enables it to offer wireless broadband services targeting much of the United States' addressable business market.

 .    High Data Transfer Rates. The 100 MHz bandwidth of each 38 GHz channel supports full broadband capability. An ART transparent LAN service circuit at 6 Megabits per second ("Mbps") linking a corporate user to an ISP point of presence ("POP") can transfer data more than 100 times faster than a 56 Kilobits per second ("Kbps") dial-up modem, which is the fastest dial-up modem currently in wide-spread commercial use, and approximately 45 times faster than the fastest integrated services digital network ("ISDN") lines currently in use (128 Kbps). A 38 GHz DS-3 link at 45 Mbps today can transfer data at a rate which is over 800 times the rate of a 56 Kbps dial-up modem and over 350 times the rate of the 128 Kbps ISDN line. Each of the Company's 38 GHz links can support one DS-3 circuit, which is equivalent to 28 DS-1 circuits. In addition to accommodating standard voice and data requirements, 45 Mbps data transmission rates allow end users to receive real-time, full motion video and 3-D graphics at their workstations and to utilize other data intensive interactive applications on the Internet and other networks.

 .    High-Quality Transmission. ART's networks are designed for performance comparable to fiber and superior to copper networks. The Company's networks are engineered to provide no less than 99.995% RF path availability based on local weather patterns with better than a 10 /-7/ bit error rate. Actual performance of the networks will depend on various other factors such as the quality and reliability of the transmission equipment. See "Risk Factors -- Developing Technology; Reliability of Equipment; Attenuation."

 .    Significant Channel Capacity.  Because 38 GHz radio emissions have a narrow beam width, a relatively short range and in most instances the capability to intersect without creating interference, 38 GHz channels can be efficiently reused in the licensed area, and, as a result, a single channel can serve a significant number of end users.

 .    Rapidly Deployed and Easily Installed Equipment.  38 GHz technology can be deployed considerably faster than both wireline and many other wireless technologies. Extending fiber-optic or copper-based networks to reach new customers requires significant time and expense. The equipment used for 38 GHz point-to-point applications is small (12 to 24 inches in diameter), unobtrusive and can be easily installed and redeployed to meet changing customer demand. Microwave equipment at certain other frequencies is larger and more susceptible to zoning restrictions. 38 GHz license holders can install and operate as many transmission links as they can engineer in the licensed area without obtaining additional approvals from the FCC, while certain other portions of the microwave radio spectrum must be licensed on a link-by-link basis before commencing service.

 .    Cost-Effective Service. ART's wireless solution enjoys favorable economics compared to cabled networks.


BUSINESS STRATEGY

          The Company's strategy is to capitalize on its broad footprint of 38 GHz licenses and other competitive strengths to become a leading provider of "last mile" wireless broadband services to a diverse group of traditional and emerging telecommunications service providers. The Company has begun to implement the following strategic initiatives to achieve this objective:

 .    Develop Large-Scale Network. The Company's spectrum assets provide it with the foundation on which to create a large-scale commercial network of wireless broadband operations. The Company will continue to build out its infrastructure incrementally in response to customer demand in order to exploit the value inherent in its spectrum assets and efficiently deploy its capital.

 .    Market to Carriers. The Company is marketing its services primarily to carriers in order to leverage ART's carrier customers' sales forces, channels of distribution and customer base. The Company believes that its services will be attractive to carriers because it will allow them to expand their networks and customer base more cost-effectively. The Company's initial target customers include CLECs, LECs, CAPs, ISPs, mobile communications service providers and IXCs.

 .    Proactively Identify Off-Net Market Opportunities. ART is analyzing certain carriers' networks to identify high density off-net customer locations and obtaining roof rights necessary to serve those locations. By obtaining these roof rights, the Company will be able to provide wireless access to such locations and plans to market these locations aggressively to the respective carriers. Utilizing this proactive approach, the Company will reduce the time from order to service and will provide the carriers with an immediate and viable alternative to installing fiber.

 .    Data Based Services.  The Company's 38 GHz services are conducive to providing high-bandwidth data applications such as Internet access, high-volume data transmission, high resolution imaging, video conferencing and video on-demand to end users. ART is developing new direct and indirect distribution channels to market these services to end users and may offer switched data services.

 .    Technological Advancements.  The Company has been working with equipment manufacturers and technology companies to encourage development of improved equipment with increased capacity, efficiency and capabilities at lower costs. Lower-cost OC-3 SONET radios which are expected to provide three times the largest current capacity are under development. In the future, the Company also expects technological advances to permit the deployment of multiple point-to-point wireless broadband networks providing greater cost and spectrum usage efficiencies.

ART WIRELESS SERVICES AND APPLICATIONS

          The Company's wireless circuits range in capacity from DS-1 (1.544 Mbps, capable of carrying 24 voice conversations) to DS-3 (45 Mbps, capable of carrying 672 simultaneous voice conversations). The Company's wireless broadband links consist of paired millimeter wave radio transceivers. Each link requires a direct line of sight between the two transceivers. Because the maximum length of a single link is generally limited to three to five miles, intermediate links (or "repeaters") are used to permit wireless broadband transmission beyond this limit. Repeaters are also used to circumvent obstacles, such as buildings in urban areas or hills in rural areas. Transmission links in areas of heavy rainfall are engineered for shorter distances and greater margin for transmission quality. The Company currently installs its transceivers on building rooftops and other tall structures and must secure roof rights for each building or other structure on which equipment is installed. The Company generally contracts with third parties for equipment staging and outfitting, site acquisition, site preparation, equipment installation and maintenance for the Company's wireless services and network management software and services relating to the Company's network management system.

          The Company's wireless broadband services are sold through a sales cycle that may average more than six months because of the need to demonstrate the quality of the Company's 38 GHz services, to formalize service agreements with customers, to design networks, to acquire necessary roof rights and to provide and install equipment. The Company believes that the sales cycle may shorten as the Company's 38 GHz technology becomes more widely accepted and the Company markets locations where the Company has already acquired roof rights.

          The Company is providing or has received orders to provide wireless broadband services to LECs, CAPs/CLECs, ISPs and mobile communications service providers and is in the process of becoming a qualified vendor to major IXCs. The Company currently provides services to carriers such as Bell Atlantic NYNEX Mobile, MFS Communications Company, Inc./WorldCom, Inc., UUNet, Electric Lightwave, NEXTLINK Communications LLC, American PCS, L.P., Western Wireless, Commonwealth Telephone, Public Interest Network, Chadwick Telephone, CGX Telecom, CAIS, Inc., Brooks Fiber Properties, Inc. and GST Telecommunications, among others. The Company has entered into master service agreements with certain of these and other companies which contain the terms by which such customers may place future orders, including volume discounts, approximate geographic location of links needed and representative pricing. Although a master service agreement is not a commitment to purchase, it facilitates the placement of future orders by a customer.

          The Company currently provides, or anticipates providing, wireless broadband services to the following types of customers, among others:

          Competitive Access Providers/Competitive Local Exchange Carriers and Local Exchange Carriers. Currently, CAPs/CLECs compete with LECs by installing fiber-optic cable rings in the highest density business locations to connect with long distance carriers and for intra-ring transmissions. Due to the high cost inherent in building fiber networks, CAPs/CLECs generally target densely populated areas with high concentrations of large end users. In order to reach "off-net" customers, CAPs/CLECs must either lease or purchase facilities and services from LECs or alternative suppliers until such time as it becomes economical to extend the CAP/CLEC fiber networks to these customers. Without sharing proprietary information with a direct competitor, such as a LEC, CAPs/CLECs can utilize the Company's wireless broadband services as an alternative to LEC facilities to reach areas where extensions of CAP/CLEC networks are not cost-efficient, feasible or quick or to provide redundant or backup capacity to their existing networks.

          LECs are encountering many of the same obstacles CAPs/CLECs are encountering in seeking to enhance their networks to deliver broadband services. Certain LECs have sought to utilize 38 GHz technology to expand the range of their service offerings to match those offered by CAPs/CLECs. Further, as LECs are permitted to provide inter-LATA long distance services, they may seek to use 38 GHz technology to bypass other LECs outside of their region.

          Internet Service Providers. The expanding demand for Internet access, the growing importance of audio, video and graphic Internet applications to both businesses and individuals and the lack of high-capacity access through existing LEC facilities has created a growing market for wireless broadband services. The Company can provide ISPs access at the required high-speed data rates from 1.544 Mbps to 45 Mbps, linking ISPs and their customers and linking ISP POPs and the Internet backbone.

          Mobile Communications Service Providers. ART's wireless broadband services can provide cellular, wireless dispatch and PCS carriers, cost-effective backbone network connections between cell sites, base stations and wireline networks, with reduced construction time and installation costs.

          Inter-exchange Carriers. To minimize LEC access charges and to gain more direct contact with the consumer, IXCs can utilize the Company's wireless broadband services to connect call origination or termination points either directly to the IXCs' POPs or by way of CAP/CLEC intermediate fiber rings or two or more of their respective POPs in a single market area and to provide carriers with physical diversity routes (i.e., backup capacity) for traffic in situations when primary routes become incapacitated or network reliability concerns demand alternate telecommunications paths. By utilizing the Company's wireless broadband services, IXCs are able to avoid the capacity barriers inherent in copper wire connections, which have typically prevented them from providing their customers with the end-to-end, high bandwidth, full digital services available from a fiber-optic or wireless-based system.

          Private User Networks. Heavy usage customers can utilize ART's wireless broadband services to create private voice, data and video communications networks within and among their local facilities and buildings.

          Interactive Video Services Users. ART's wireless broadband services can provide high-speed, high-capacity access to communications networks for customers who require reliable videoconferencing, video on demand, and Internet video services.

          As a non-dominant carrier, ART does not have to cost-justify its rates to regulatory bodies and therefore has a wide latitude to exercise individual case-based pricing, subject to certain policies against discriminatory treatment. As a result, ART enters into customer-specific and service-specific arrangements, which include volume, capacity and term discounts and customized billing and payment options. ART expects to price its services competitively with those of the incumbent LECs. The Company also expects to charge for installation where appropriate. The Company also anticipates offering metered services to various end users at an appropriate point in the future.

38 GHZ WIRELESS BROADBAND LICENSES

          The FCC has allocated the 37.0-40.0 GHz (the "38 GHz") band for wireless broadband transmissions and authorized the use of fourteen 100 MHz channels between 38.6 GHz and 40.0 GHz. Licensees are authorized to provide point-to-point wireless telecommunications services within a specified geographic footprint.

          The Company owns 217 38 GHz licenses and manages or has the right to use on a long-term basis 28 38 GHz licenses (including the 12 licenses that are subject to the Commco Option (as defined herein)). Of the 217 licenses that the Company owns, it acquired 129 from CommcoCCC, Inc. in 1997 in exchange for 6 million shares of Common Stock and 32 from EMI Communications Corporation in 1995 for $3.0 million in cash and a $1.5 million three-year promissory note.
The Company's agreements for managing and using on a long-term basis 38 GHz licenses generally have terms of five or more years. Taken together, these licenses allow the Company to provide 38 GHz wireless broadband services in 173 U.S. markets, covering an aggregate population of approximately 158 million people, allowing it to provide between 100 and 500 MHz of transmission capacity in 83 of the top 100 U.S. markets.

          The Company selectively utilizes other radio frequencies to provide its services under certain circumstances. The Company intends to seek to acquire additional licenses or businesses which hold licenses to expand its geographic footprint or to enhance its ability to provide service within its current markets. In light of the recent grant by the Federal Communications Commissions (the "FCC") of licenses applications for which had previously been frozen, the Company believes it may have an opportunity to acquire additional spectrum.


FOREIGN LICENSES

          Foreign subsidiaries of the Company have been granted broadband wireless authorizations covering Norway, Denmark and the United Kingdom which authorize "last mile" broadband wireless connectivity for voice, video, data and Internet applications with certain limitations and have applied for licenses in other countries in Europe. The Company has provided a consultant of the Company the right to acquire an equity interest in certain subsidiaries formed or to be formed to conduct operations in Europe upon achievement of certain performance objectives. There can be no assurance that such entities will be able to acquire additional licenses, comply with applicable license restrictions, retain any such licenses, obtain any other necessary governmental approvals, obtain necessary financing from third parties, implement their business plans or operate in any country on a profitable basis or at all. Because of limitations pursuant to the indenture relating to the Senior Notes, each of such entities is expected to be independently financed.

          ART has entered into a binding letter of intent with Advantage Telecom, Inc. ("ATI"), a Canadian Company which has applied for licenses to provide 38 GHz service in the 66 major markets in Canada covering a population of at least 21 million people. The letter of intent provides for ART to acquire a substantial direct and indirect minority interest in ATI and to be a party to a services agreement with ATI pursuant to which ART may construct and operate radio systems based upon any licenses that may be granted to ATI and subject to control by ATI. Under the letter of intent ATI is responsible for securing any additional funding necessary to construct the radio systems. Due to current uncertainty in Canada's licensing policy, there can be no assurance that ATI will be granted these licenses or that, if licenses are granted, ATI will obtain the funding necessary to construct the radio systems.


COMPETITION

          The telecommunications services industry is highly competitive. The Company has only recently begun to market its wireless broadband services to potential customers and is currently providing services on a limited basis. In each market area in which the Company is authorized to provide services, the Company competes or will compete with several other service providers and technologies. The consolidation of telecommunications companies and the formation of strategic alliances and cooperative relationships in the telecommunications and related industries, as well as the development of new technologies, could give rise to significant new competitors to the Company. The Company expects to compete primarily on the basis of price, responsiveness to customer needs, customer service, quality, reliability and features. The Company faces significant competition from incumbent LECs, CAPs/CLECs and other 38 GHz providers. The Company may also compete with other wireless service providers, cable television operators, electric utilities, LECs operating outside their current local service areas and IXCs. There can be no assurance that the Company will be able to compete effectively in any of its market areas with any of its existing and potential competitors. Many of the Company's competitors have long-standing relationships with customers and suppliers, greater name recognition and greater financial, technical and marketing resources than the Company. As a result, these competitors may be able to develop and exploit, among other things, new or emerging technologies or adapt to changes in customer requirements more quickly than the Company or devote greater resources to the marketing and sale of their services than the Company. Because the Company's business strategy is to market primarily to other carriers to leverage ART's carrier customers' sales forces, channels of distribution and customer bases, the Company's initial target customers include the CLECs, LECs, CAPs and IXCs that also compete with the Company. There can be no assurance that such carriers will choose to utilize the Company's services to service their end users.

          Incumbent LECs. The Company faces significant competition from incumbent LECs, utilizing copper and fiber-optic networks as well as 38 GHz and other wireless services. Incumbent LECs have long-standing relationships with their customers, generally own significant PCS or cellular assets, have the potential to subsidize competitive services with revenues from a variety of businesses and benefit from favorable federal and state policies and regulations. Regulatory decisions and recent legislation, such as the Telecommunications Act of 1996 (the "Telecommunications Act"), have reduced barriers to entry into the local exchange markets which is expected to increase competition in these markets which in turn may result in increased price competition. These changes will affect both the Company and its carrier customers.

          Digital subscriber line products, such as ADSL (asymmetrical digital subscriber line), HDSL (high-speed digital subscriber line) and VDSL (video digital subscriber line) are under development or are being implemented to enhance the performance of LECs' copper networks. There can be no assurance that the Company will be able to compete effectively with companies offering these enhancements.

          CAPs/CLECs. The Company also competes with CAPs/CLECs for the provision of "last mile" access and additional services in most of its market areas. However, the Company believes that many CAPs/CLECs may utilize 38 GHz transmission links to augment their own service offerings to other carriers and end users and that the Company is well positioned to provide such 38 GHz services to CAPs/CLECs. Nonetheless, there can be no assurance that CAPs/CLECs will utilize the Company's 38 GHz services or that CAPs/CLECs will not seek to acquire their own 38 GHz licenses or other spectrum or use the services of other wireless or wireline providers. Furthermore, the ability of

CAPs/CLECs to compete in the local exchange market currently is limited by lack of parity with LECs in number portability, dialing parity and reasonable interconnection.

          38 GHz Service Providers. The Company also faces competition from other 38 GHz service providers within its market areas including WinStar Communications, Inc. and BizTel Communications, Inc., a subsidiary of Teleport Communications Group, Inc. ("TCG"). In many cases, one or both of these service providers hold licenses to operate in other portions of the 38 GHz band in the Company's market areas. In certain of the Company's market areas, they may have a longer history of operations, a larger geographic footprint and more spectrum. Both WinStar and TCG operate as CLECs and have substantially greater financial resources than the Company. In addition, several dozen other entities have been granted 38 GHz authorizations in the Company's markets. Due to the relative ease and speed of deployment of 38 GHz technology, the Company could face intense price competition and competition for customers from other 38 GHz service providers.

          The Company also faces potential competition from new entrants to the 38 GHz market, including LECs, CAPs, CLECs and other telecommunications companies. The FCC has granted additional licenses in the 38 GHz band as a result of a partial lifting of the freeze on processing new applications and may grant licenses in other portions of the spectrum with characteristics similar to the 38 GHz band and is expected to auction additional 38 GHz licenses. Entities having greater resources than the Company could acquire licenses and provide services competitive with the Company's services. See "--Government Regulation-- Federal Regulation--FCC Rulemaking."

          Other Wireless Competitors. The Company also faces or may face competition from other terrestrial wireless services, including 2 GHz and 28 GHz wireless cable systems (MMDS and LMDS), 24 GHz point-to-point or multipoint microwave services (DEMS), FCC Part 15 wireless radio devices, wireless communications services at 2.3 GHz (WCS), and other services that use existing point-to-point microwave channels on other frequencies.

          The FCC recently established service and competitive bidding rules for LMDS and has announced plans to initiate an auction by the end of 1997 to award LMDS licenses. LMDS licensees may use the spectrum to offer a variety of services such as multichannel video programming, telephony, video communications and data services in competition with the Company. Recently, the FCC has permitted certain wireless cable operators licensed to provide video programming in the 2 GHz band to offer two-way digital broadband telecommunications services in select markets. It is expected that the FCC will continue authorizing wireless cable operators to provide similar services.

          In addition, one competitive group holds licenses in the 24 GHz band in 31 markets, which would allow it to provide voice, data, Internet and videoconferencing services to small and medium sized businesses in competition with the Company.

          Motorola Satellite Systems, Inc. has filed an application with the FCC for a global network of satellites in certain spectrum bands including 38 GHz, which are proposed to be used for broadband voice and data services. Other companies have filed applications for global broadband satellite systems in the 28 GHz band and other companies may file applications for satellite systems in
the 38 GHz band.   If licensed and developed, these systems could also represent future competition to the Company. Satellite transmissions in the 38 GHz frequencies could adversely affect the Company's existing operations or its future expansions by creating interference or by inducing the FCC to impose power and other limitations upon the Company's transmissions. However, licensing satellite systems in the 38 GHz band would require changes in FCC rules.

          The FCC has allocated a number of spectrum blocks for use by wireless devices that do not require site or network licensing. A number of vendors have developed such devices that may provide competition to the Company for certain low data-rate transmission services.

          In January 1997, the FCC allocated 300 MHz of spectrum in the 5 GHz band for unlicensed devices to provide short-range, high-speed wireless digital communications. These frequencies must be shared with incumbent users without causing interference. Although the allocation is designed to facilitate the creation of new wireless local area networks (and thus might not be competitive for the Company's services), it is too early to predict what kind of equipment might ultimately be manufactured and for what purposes it might be utilized.

          Other Competitors. Although cable modems that provide high-speed data capability over installed coaxial cable television networks are not widely available currently and may require significant cable system upgrades, the Company may face competition from cable television operators providing such modems.

          The Company may also face competition from electric utilities, LECs operating outside their current local service areas, IXCs and other providers. These entities may provide transmission services using technologies which may enjoy a greater degree of market acceptance than 38 GHz wireless broadband technology in the provision of "last mile" broadband services. In addition, the Company may face competition from new market entrants using fiber-optic and enhanced copper-based networks to provide local broadband services.

GOVERNMENT REGULATION

          The Company's wireless broadband services are subject to regulation by federal, state and local governmental agencies. At the federal level, the FCC has jurisdiction over the use of the electromagnetic spectrum (i.e., wireless services) and has exclusive jurisdiction over all interstate telecommunications services, that is, those that originate in one state and terminate in another state. State regulatory commissions have jurisdiction over intrastate communications, that is, those that originate and terminate in the same state. Municipalities may regulate limited aspects of the Company's business by, for example, imposing zoning requirements and requiring installation permits.

Federal Regulation

          FCC Licensing. The Communications Act of 1934 (the "Communications Act") imposes certain requirements relating to licensing, common carrier obligations, reporting and treatment of competition. Under current FCC rules, the recipient of a license for 38 GHz microwave facilities is required to construct facilities to place the station "in operation" within 18 months of the date of grant of the license. Although, under current FCC regulations, the term "in operation" is not defined beyond the requirement that the station be capable of providing service, the industry custom is to establish at least one link between two transceivers in each market area for which it holds a license. In the event that the recipient fails to comply with the construction deadline, the license is subject to forfeiture. In addition, pursuant to rules that became effective August 1, 1996, if a station does not transmit operational traffic (not test or maintenance signals) for a consecutive period of twelve months at any time after construction is complete, or if removal of equipment or facilities renders the station incapable of providing service, the license is subject to forfeiture, absent a waiver of the FCC's rules. Although this rule has not been interpreted by the FCC, it is possible that it could be applied in such a way that could cause one or more of the Company's licenses to be subject to forfeiture.

          All of the 38 GHz licenses owned or to be acquired by the Company are due to expire in February 2001. Although there can be no assurance, the Company anticipates that its licenses will be renewed based upon the FCC's custom and practice in connection with other services which have established a presumption in favor of licensees that have complied with regulatory obligations during the initial license period.

          Common Carrier Regulation. Under the terms of its licenses, the Company is classified as a common carrier, and as such is required to offer service on a non-discriminatory basis at just and reasonable rates to anyone reasonably requesting such service. Although the Communications Act prohibits the Company from discriminating among its customers, the Communications Act, as currently interpreted by the FCC, does permit the Company substantial discretion in classifying its customers and discriminating among such classifications. The Company generally is obligated to furnish service to its competitors and might be obligated to allow other 38 GHz providers to install links within one of the Company's market areas for a non-discriminatory fee. Under the FCC's streamlined regulation of non-dominant carriers, the Company, as a non-dominant carrier, must file tariffs with the FCC for certain interstate services on an ongoing basis. The Company is in the process of filing tariffs with the FCC, to the extent required, with respect to its provision of interstate service. The FCC has recently initiated a Rulemaking proceeding to eliminate the tariff filing requirement. The Company is not currently subject to rate regulation as a non-dominant carrier.

          Services Agreements. There is no FCC precedent addressing the limits of management and service agreements for 38 GHz services. However, the Company believes that the provisions of its management and service agreements comply with the FCC's policies concerning licensee control of FCC-licensed facilities in other services. No assurance can be given that the Company's management and service agreements, if challenged, would be found to comply with FCC policies or what modifications, if any, may need to be made to comply with those policies. If the FCC were to void or require modifications of the management and service arrangements, the Company's operating results could be adversely affected.

          Competition. Over the last several years, the FCC has issued a series of decisions and Congress has recently enacted legislation making the interstate access services market more competitive by requiring reasonable and fair interconnection by LECs. Concomitant with its decision to require such interconnection, the FCC has provided LECs with a greater degree of pricing flexibility between services and between geographic markets (such as cross-subsidizing price cuts across geographic markets).

          Telecommunications Act. The Telecommunications Act substantially departs from prior legislation in the telecommunications industry by establishing local exchange competition as a national policy through the removal of state regulatory barriers to competition and the preemption of laws restricting competition in the local exchange market. The provisions of the Telecommunications Act are designed to ensure that RBOCs take affirmative steps to level the playing field for their competitors so that CAPs, CLECs and others can compete effectively. The FCC, with advice from the United States Department of Justice, and the states are given jurisdiction to enforce these requirements. There can be no assurance, however, that the states and the FCC will implement the Telecommunications Act in a manner favorable to the Company.

          FCC Rulemaking. On November 13, 1995, the FCC released an order barring the acceptance of new applications for 38 GHz licenses. On December 15, 1995, the FCC announced the issuance of a notice of proposed Rulemaking (the "NPRM"), pursuant to which it proposed to amend its current rules to provide for, among other things, (i) the adoption of an auction procedure for the issuance of licenses in the 38 GHz band, including a possible auction of the lower fourteen proposed 100 MHz channels (which are similar to those used by the Company) and the lower four proposed 50 MHz channels in the 38 GHz band that have not been previously available for commercial use and a possible auction of the unlicensed areas in the upper fourteen 100 MHz channels, (ii) licensing frequencies using predefined geographic service areas ("Basic Trading Areas"),
(iii) the imposition of substantially stricter construction requirements for licenses that are not received pursuant to auctions as a condition to the retention of such licenses and (iv) the implementation of certain technical rules designed to avoid radio frequency interference among licensees. In addition, the FCC ordered that those applications subject to mutual exclusivity with other applicants or placed on public notice by the FCC after September 13, 1995 would be held in abeyance pending the outcome of the NPRM and might then be dismissed (the "freeze"). In December 1996, the FCC adopted an order that partially lifted the freeze on the processing of pending applications. Among other actions, the order provides that the FCC will process certain amendments filed before December 15, 1995 that have the effect of eliminating mutual exclusivity among pending applications. The FCC has granted additional 38 GHz licenses to various applicants, including the Company. On March 24, 1997, the FCC released another notice of proposed rulemaking ("FNPRM") in which it proposed an omnibus spectrum allocation plan for the frequencies located above 38 GHz. The FCC proposed to allocate the spectrum band that the Company currently uses (38.6-40.0 GHz) for wireless services. In the FNPRM, the FCC noted that it has already issued licenses for fixed operations throughout this band and that it has proposed to continue to license these services in that band. In addition, the FCC has proposed to designate the spectrum bands that surround the Company's licenses (37.5-38.5 GHz and 40.5-41.5 GHz) as well as 48.2-50.2 GHz bands predominantly for fixed-satellite services. The FCC has announced its intention to open a processing window so that interested parties can file applications for systems in these bands. Final rules issued in connection with the NPRM and FNPRM may require that 38 GHz service providers share the 38 GHz band with satellite services. The NPRM proposes substantial strengthening of the current rules concerning the steps that a grantee of a 38 GHz license must take to satisfy the FCC's construction requirements other than those received pursuant to an auction. There can be no assurance that the final rules, if any, issued in connection with the NPRM will resemble the rules proposed in the NPRM. There also can be no assurance that any proposed or final rules will not have a material adverse effect on the Company. The Company has not determined whether to seek additional licenses in the event of an auction.

State Regulation

          Many of the Company's services, either now or in the future, may be classified as intrastate and therefore may be subject to state regulation. The Company is in the process of obtaining state authorizations to conduct its proposed business in the near-term. The Company is implementing a program to expand the scope of its intrastate certifications in various state jurisdictions as its product line expands and as the Telecommunications Act is implemented.

          Under current state regulatory schemes, entities can compete with LECs in the provision of (i) local access services, (ii) dedicated access services,
(iii) private network services, including WAN services, for businesses and other entities and (iv) long distance toll services. The remaining local telecommunications services, including switched local exchange services encompassing calls originating and terminating within a single defined local area, are not currently subject to competition in most states. The Telecommunication Act requires each of these states to remove these barriers to competition. No assurance can be given as to how quickly and how effectively each state will act to implement the new legislation.

EMPLOYEES

          As of August 11, 1997, the Company had a total of 148 employees. None of the Company's employees is represented by a collective bargaining agreement.


PROPERTIES

          The Company leases approximately 32,500 square feet of office, technical operations and engineering field services depot space in Bellevue, Washington, under leases expiring in January 2002. As of August 11, 1997, the Company also leased an additional approximately 58,088 square feet of office space in 23 cities nationwide.


LEGAL PROCEEDINGS

          The Company is not a party to any material litigation.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

The executive officers and directors of the Company are as follows:

Name                                     Age                      Position*
----                                     ---                     -----------
Vernon L. Fotheringham (1)..........     49     Chairman of the Board of Directors, President and
                                                Chief Executive Officer

Thomas A. Grina.....................     39     Executive Vice President, Chief Operating Officer
                                                and Chief Financial Officer

James D. Miller.....................     55     Senior Vice President, Sales and Marketing

Richard A. Shields, Jr. ............     41     Senior Vice President, Technical Operations

James C. Cook (2)...................     37     Director

Mark C. Demetree (1)................     40     Director

Andrew I. Fillat (2)................     49     Director

James B. Murray, Jr. (1)............     50     Director

Alan Z. Senter (2)..................     55     Director

--------
* Includes positions with predecessor

(1)  Member of Compensation Committee
(2)  Member of Audit Committee

          Vernon L. Fotheringham has served as Chairman of the Board of Directors and Chief Executive Officer of the Company and ART Licensing since inception and as President since April 1997. From 1993 to 1995, Mr. Fotheringham served as president and chief executive officer of Norcom Networks Corporation, a nationwide provider of mobile satellite services. In 1992, Mr. Fotheringham co-founded Digital Satellite Broadcasting Corporation, a development stage company planning to provide satellite radio services nationwide, served as its chairman from 1992 to 1993 and currently serves as one of its directors. From 1988 to 1994, Mr. Fotheringham served as senior vice president of The Walter Group, Inc., a wireless telecommunications consulting and project management firm.

          Thomas A. Grina has served as Executive Vice President, Chief Operating Officer and Chief Financial Officer of the Company and ART Licensing since April 1997 and as Executive Vice President, Finance and Chief Financial Officer from April 1996 until April 1997. Mr. Grina was executive vice president and chief financial officer of Dial Page, Inc., a paging provider, from 1989 to 1996 and as executive vice president of its wholly-owned subsidiary, Dial Call Communications, Inc., a wireless communications company operating in the southeastern U.S., from 1993 to 1996.

          James D. Miller has served as Senior Vice President, Sales and Marketing of the Company since December 1995. From 1993 to 1995, Mr. Miller was vice president and general manager of U.S. Intelco Wireless. Mr. Miller served as executive vice president of Atlas Telecom from 1987 to 1993.

          Richard A. Shields, Jr. has served as Senior Vice President, Technical Operations of the Company since December 1996 and served as Vice President, Technology Development of the Company from March 1996 to December 1996. From 1992 through 1996, Mr. Shields was vice president, engineering and design for Claircom Communications. From 1991 to 1992, Mr. Shields served as director of product development of The Walter Group, Inc.

          James C. Cook has served as director of the Company since November 1996. Mr. Cook is currently senior vice president of First Union Capital Partners, Inc., the private equity investment affiliate of First Union Corporation, where he has been employed since 1989.

          Mark C. Demetree has served as director of the Company since May 1995. From 1993 to June 1997, Mr. Demetree was president of North American Salt Company. From 1991 through 1993, Mr. Demetree served as president of Trona Railway Company, a shortline railroad division of North American Chemical Company. Mr. Demetree currently is a director of J.C. Nichols Company, a real estate Company.

          Andrew I. Fillat has served as a director of the Company since November 1995. Mr. Fillat has been employed since 1989 by Advent International Corporation ("Advent"), a global venture capital and private equity management firm and currently serves as senior vice president. Mr. Fillat is also a director of: Interlink Computer Sciences, a systems management and communications software company; Lightbridge, Inc., a company providing customer acquisition and marketing related services for cellular and PCS carriers; Voxware, Inc., a software company providing advanced voice compression and processing; and several private companies in the Advent portfolio.

          James B. Murray, Jr. became a director of the Company in February 1997 as a condition of the Company's acquisition of assets from CommcoCCC, Inc.
Since March 1989, Mr. Murray has been a director of the Columbia Capital Corporation, a venture capital firm focusing on the telecommunications industry, and since January 1995, has been a director of The Columbia Group Incorporated. From January 1990 to January 1993, Mr. Murray was also the President of Randolph Cellular Corp., a cellular communications company. Mr. Murray is a director of Saville Systems, which provides billing solutions for service providers in the telecommunications industry, as well as several privately-held telecommunications companies.

          Alan Z. Senter has served as a director of the Company since December 1996. From June 1996 to date and from 1993 to 1994, Mr. Senter has served as chairman of Senter Associates, a financial advisory firm. From 1994 to May 1996, Mr. Senter served as executive vice president and chief financial officer of NYNEX Corporation. From 1992 to 1993, Mr. Senter was executive vice president, chief financial officer and a director of GAF/ISP Corporation. From 1990 to 1992, Mr. Senter was vice president of finance at Xerox Corporation. Mr. Senter is also a director of XL Insurance Company.


BOARD COMPOSITION

          Under the terms of the Company's Amended and Restated Certificate of Incorporation and bylaws, the Board of Directors is composed of three classes of similar size, each to be elected in a different year, so that only one class will be elected each year, in each case for a three-year term and until their respective successors are duly elected and qualified. The Board of Directors currently consists of six members. Messrs. Fillat and Senter serve as Class I directors for terms expiring at the 2000 Annual Meeting of Stockholders and when their respective successors are duly elected and qualified. Messrs. Cook and Fotheringham serve as Class II directors for terms expiring at the 1998 Annual Meeting of Stockholders and when their respective successors are duly elected and qualified. Messrs. Demetree and Murray serve as Class III directors for terms expiring at the 1999 Annual Meeting of Stockholders and when their successors are duly elected and qualified.

DIRECTOR COMPENSATION

          Each director who is not a full-time employee of the Company or one of its subsidiaries receives $4,000 per year for services rendered as a director and $500 for each board meeting attended and $500 for each committee meeting attended.

          The 1996 Non-Employee Directors Automatic Stock Option Plan, as amended (the "Directors Plan"), provides for the automatic grant of stock options to directors who are not employees of the Company or one of its subsidiaries to purchase up to an aggregate of 75,000 shares. Under the Directors Plan, options to acquire 2,200 shares of Common Stock are automatically granted to each such director on January 1 of each year. In addition, each non-employee director serving on the Board of Directors immediately after the date of the Company's initial public offering in November 1996, or if later the date of his first appointment to the Board of Directors, received, and in the future each newly elected non-employee director on the date of his or her first appointment or election to the Board of Directors will receive, an automatic grant of options to acquire 2,600 shares of Common Stock.

          Stock options awarded under the Directors Plan are priced automatically at an exercise price equal to the most recent closing selling price per share of Common Stock prior to the date of the grant or, if no public market for the Common Stock exists, the fair market value of the Common Stock on the date of grant. Under the Directors Plan, option grants vest over a three-year period and are exercisable for a period of 5 years from the date of grant, provided, however, vested options may only be exercised for (i) three months following the date the director ceases to be a director for any reason other than death and (ii) one year following the date the director ceases to be a director because of death.

EXECUTIVE COMPENSATION

          The following table sets forth information with respect to compensation paid to or accrued on behalf of the Chief Executive Officer and each of the four other most highly paid executive officers of the Company in 1996 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                            LONG TERM
                                                                          COMPENSATION
                                                                             AWARDS
                                                                         ---------------
                                                 ANNUAL COMPENSATION       SECURITIES
                                             -------------------------     UNDERLYING        ALL OTHER
                                             YEAR       SALARY   BONUS     OPTIONS(#)       COMPENSATION
                                             -----    --------   -----   ---------------  ---------------
Vernon L. Fotheringham, Chief Executive
  Officer                                    1996     $250,000      --                --               --
                                             1995       90,000      --                --               --

Steven D. Comrie(1), President and Chief
  Operating Officer                          1996      197,500      --                --               --
                                             1995       70,000(2)   --           275,160          $ 30,000(3)

W. Theodore Pierson, Jr.(4), Executive
  Vice President                             1996      186,107(5)   --                --               --
                                             1995       77,000(5)   --                --               --
Thomas A. Grina, Chief Operating Officer,
  Executive Vice President and Chief
  Financial Officer                          1996      122,190(2)   --           181,818           25,000(6)
                                             1995           --      --                --               --

James D. Miller, Senior Vice President,
  Sales and Marketing                        1996      135,000      --            36,364               --
                                             1995           --      --            18,182               --
-------------

(1) Mr. Comrie resigned his position as an executive officer of the Company in April 1997.
(2) Reflects compensation for a partial year.
(3) Reflects the forgiveness on January 1, 1996 of a loan to Mr. Comrie that has been accounted for as compensation expense in the 1995 statement of operations of the Company.
(4) Mr. Pierson resigned his position as an executive officer of the Company in March 1997.
(5) The Company paid Pierson & Burnett, L.L.P., of which Mr. Pierson is a partner, approximately $520,000 and $210,000 for services rendered to the Company in 1996 and 1995, respectively.
(6) Reflects the reimbursement of moving expenses.

          Option Grants.   The following table sets forth certain information
regarding stock option grants made to the Named Executive Officers during the fiscal year ended December 31, 1996. No grants were made during 1996 to Messrs. Fotheringham, Comrie or Pierson.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                             INDIVIDUAL GRANTS (2)
                                                         --------------------------------------------------------------

                                                                                    POTENTIAL REALIZABLE VALUE AT
                  NUMBER OF         PERCENT OF                                         ASSUMED ANNUAL RATES OF
                  SECURITIES       TOTAL OPTIONS                                      STOCK PRICE APPRECIATION FOR
                  UNDERLYING        GRANTED TO                                              OPTION TERM (1)
                   OPTIONS         EMPLOYEES IN   EXERCISE PRICE   EXPIRATION        ------------------------------
NAME               GRANTED         FISCAL YEAR      PER SHARE        DATE              5%                   10%
-----------------  -------         -----------   -------------  --------------       --------            ----------
Thomas A. Grina    109,091            25.0%         $17.1875         4/25/04(3)      $432,927            $1,341,934
                    72,727            16.6%          17.1875        10/13/01          325,270               992,323
James D. Miller     36,364             8.3%          17.1875        10/13/01          162,635               496,161
-------------

(1) The potential realizable value is calculated based on the term of the option at its time of grant. It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option.
(2) See "--Employment Agreements."
(3) One-third of such options vested at the time of grant, one-third vested on April 26, 1997 and the remainder vest on April 26, 1999, provided however, vesting of the remainder may be accelerated to April 26, 1998 if certain financial goals to be agreed upon are met. The options are exercisable for five years from the date of vesting.

     Aggregate Stock Option Exercises in Last Fiscal Year and Fiscal Year-End
Option Values.   The following table sets forth the number and value as of
December 31, 1996 of shares underlying unexercised options held by each of the Named Executive Officers. As of December 31, 1996, Messrs. Fotheringham and Pierson held no options. As of December 31, 1996, no stock options had been exercised by any Named Executive Officers.

                         FISCAL YEAR-END OPTION VALUES

                         NUMBER OF SHARES
                      UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                            OPTIONS AT           IN-THE-MONEY-OPTIONS AT
                         FISCAL YEAR END            FISCAL YEAR END(1)
                    --------------------------  --------------------------
NAME                EXERCISABLE  UNEXERCISABLE   EXERCISABLE  UNEXERCISABLE
------------------  -----------  -------------   -----------  -------------
Steven D. Comrie       172,525       102,635     $1,660,657      $987,923
Thomas A. Grina         36,364       145,454             --            --
James D. Miller          7,273        47,273         48,780        73,167
-------------

(1) Based on the last sales price of the Company's Common Stock reported on the Nasdaq National Market on December 31, 1996 of $11.25 per share, less the exercise price payable upon exercise of such options.


EMPLOYMENT AGREEMENTS

          On December 15, 1995, the Company entered into a three-year employment agreement with Mr. Fotheringham providing for full-time employment at an annualized base salary of $250,000 for 1996, $275,000 for 1997 and $300,000 for 1998. Under the agreement, Mr. Fotheringham is entitled to receive an annual bonus of up to $100,000 depending on the achievement of specified annual link installation goals to be established based on the operating budget approved by the Board of Directors. The agreement contains a noncompetition provision for one year after the cessation of his employment, regardless of the reason for such cessation. The agreement may be terminated at any time by either party and provides that, if the Company terminates Mr. Fotheringham without cause or Mr. Fotheringham's employment is terminated due to his disability or death, Mr. Fotheringham will be entitled to continue to receive the full amount of his base salary and bonus and any other benefits to which he would have been entitled for a period of 12 months, and all options granted to Mr. Fotheringham pursuant to the agreement, if any, will vest fully.

          The Company has entered into an employment agreement with Mr. Grina, providing for full-time employment on an at will basis at an annualized base
salary currently of $210,000.   Under the Agreement, Mr. Grina is entitled to
receive an annual bonus of up to $100,000 depending upon the achievement of specified annual link installation goals to be established based on the operating budget approved by the Board of Directors. The agreement contains a noncompetition provision for one year after the cessation of his employment, regardless of the reason for such cessation. The agreement may be terminated at any time by either party and provides that, if the Company terminates Mr. Grina without cause or Mr. Grina's employment is terminated due to his disability or death, Mr. Grina will be entitled to continue to receive the full amount of his base salary and any other benefits to which he would have otherwise been entitled for a period of six months from the date of such termination. Pursuant to his employment agreement, Mr. Grina has been granted NQSOs expiring on various dates through April 25, 2004 to purchase 109,091 shares of Common Stock at a price of $17.1875 per share.

          The Company has also entered into an employment agreement with Mr. Miller, providing for full-time employment at an annual base salary equal to $150,000. His employment agreement provides for the payment by the Company of an annual bonus in designated amounts based upon the achievement of specified performance goals. The agreement has a term of three years expiring January 1999 and precludes him from competing with the Company for one year after the cessation of employment, regardless of the reason for such cessation. Mr. Miller has been granted NQSOs expiring December 29, 2000 to purchase 18,182 shares of Common Stock at a price of $4.543 per share. The employment agreement may be terminated at any time by the Company or Mr. Miller and provides that, if the Company terminates Mr. Miller's employment without cause or his employment is terminated due to his disability or death, Mr. Miller may continue to receive the full amount of his base salary and any other benefits to which he would have otherwise been entitled for a period of six months from the date of such termination.

          Steven D. Comrie resigned his positions as director, president and chief operating officer of the Company effective April 3, 1997 and terminated his employment with the Company effective May 1, 1997. Pursuant to his employment and separation agreements, Mr. Comrie received severance benefits of $320,000, a monthly relocation allowance of $3,800 and certain benefits for twelve months and options previously granted by the Company to Mr. Comrie to acquire 102,635 shares of Common Stock were vested.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          Messrs. Demetree, Fillat and Fotheringham served on the Compensation Committee during 1996. Matthew C. Gove served on the Compensation Committee until November 1996 when he resigned as a director of the Company. Only Mr. Fotheringham has been an executive officer or employee of the Company.

          The Advent Partnerships purchased $725,000 principal amount of March Bridge Notes and 58,000 March Bridge Warrants in the March Bridge Financing and purchased $500,000 principal amount of September Bridge Notes and 14,546 September Bridge Warrants in the September Bridge Financing. Advent, of which Mr. Fillat is an officer, controls the general partner of each of the Advent Partnerships. In 1995, partnerships in which Mr. Demetree and members of his immediate family were limited partners purchased $1,789,000 of ART Licensing common stock and Series A and B preferred stock. Immediate family members of Mr. Demetree purchased $500,000 principal amount of March Bridge Notes and 40,000 March Bridge Warrants in the March Bridge Financing and purchased $100,000 principal amount of September Bridge Notes and 2,909 September Bridge Warrants in the September Bridge Financing. Mr. Demetree, an immediate family member and their designees were also paid $225,000 and were issued 59,090 Indemnity Warrants for providing credit support to the Company in connection with the Equipment Financing. See ''Certain Transactions--LHC Purchase Agreement and Related Transactions," "--March Bridge Financing,'' ''--Equipment Financing'' and ''--September Bridge Financing.''

                            COMMON STOCK OWNERSHIP

The following table sets forth certain information with respect to the beneficial ownership of shares of Common Stock as of July 11, 1997 by (i) each Named Executive Officer, (ii) each director of the Company, (iii) all executive officers and directors of the Company as a group and (iv) each person (including any ''group'' as that term is used in Section 13(d)(3) of the Exchange Act) known to the Company to be the beneficial owner of more than five percent of the outstanding Common Stock. Except as noted below, each of the persons listed has sole investment and voting power with respect to the shares indicated:

                                                        BENEFICIAL OWNERSHIP
                                                        --------------------
          NAME                                           NUMBER     PERCENT
          ----                                          ---------   --------

          Advent International Corporation (1)          1,321,511      6.7%
          Columbia Capital Corporation (2)              2,719,978     13.7%
          Commco, L.L.C. (3)                            2,848,577     14.1%
          Landover Holdings Corporation (4)             2,909,718     14.7%
          Steven D. Comrie (5)                             85,128      *
          James C. Cook (6)                                56,969      *
          Mark C. Demetree (7)                            385,342      2.0%
          Andrew I. Fillat (8)                              4,128      *
          Vernon L. Fotheringham                        1,289,114      6.5%
          Thomas A. Grina (9)                              72,728      *
          James D. Miller (10)                              7,273      *
          James B. Murray, Jr. (11)                        61,656      *
          W. Theodore Pierson, Jr. (12)                   657,377      3.3%
          Alan Z. Senter (13)                               6,817      *
          Laurence S. Zimmerman (4)                     2,909,718     14.7%
          All executive officers and directors
            as a group (14)                       .     1,885,168      9.5%

-------------

Unless otherwise indicated, the business address of each director and executive officer named above is c/o Advanced Radio Telecom Corp., 500 108th Avenue NE, Suite 2600, Bellevue, Washington 98004.

*Less than 1.0%.

(1) Includes 1,189,673 shares, 1,149 shares and 58,143 shares of Common Stock and 69,107 shares, 58 shares and 3,381 shares of Common Stock issuable upon exercise of warrants, respectively, owned by Global Private Equity II, L.P., Advent International Investors II Limited Partnership and Advent Partners Limited Partnership (collectively, the ''Advent Partnerships''), each a limited partnership whose general partner is controlled by Advent International Corporation (''Advent''). Mr. Fillat is an officer of Advent. The address of Advent and each of the Advent Partnerships is 101 Federal Street, Boston, Massachusetts 02110.
(2) Includes 62,173 shares of Common Stock issuable upon exercise of warrants owned by Columbia Capital Corporation (''Columbia Capital'') and includes 2,350,310 shares, 171,060 shares and 136,435 shares owned by CCC Millimeter L.P. (''CCC Millimeter''), Columbia Millimeter Communications, L.P. (''Millimeter'') and Columbia Capital, respectively. Columbia Capital, as the sole general partner of CCC Millimeter and Millimeter, has the power to vote and dispose of the Common Stock held by CCC Millimeter and Millimeter. Messrs. Blow, Kington, Mixer, Murray and Warner share investment control of the shares held by such entities and may be deemed to beneficially own such shares. Each of Messrs. Blow, Byrne, Herget, Kington, Mixer, Murray, Schneider and Warner disclaims beneficial ownership of the shares held by such entities, except to the extent of such individual's interest in such entities. The address of each of Columbia Capital, CCC Millimeter and Millimeter is 0 Court Square, P.O. Box 1465, Charlottesville, VA 22902
(3) Includes 54,191 shares of Common Stock issuable upon exercise of warrants. The address of Commco, L.L.C. is 4513 Pin Oak Court, Sioux Falls, SD 57103.

(4) All of such securities are held in the LHC Voting Trust (as defined below). Includes 15,672 shares of Common Stock issuable upon exercise of warrants. Does not include 36,364 shares of Common Stock beneficially owned by the wife of and 36,364 shares of Common Stock beneficially owned by a family trust of Laurence S. Zimmerman, of which shares LHC and Mr. Zimmerman disclaim beneficial ownership. LHC is controlled by Mr. Zimmerman. LHC's address is 156 West 56th Street, Suite 2000, New York, New York 10019. See "--Voting Trust Agreement."

(5) Mr. Comrie resigned his position as an executive officer of the Company in April 1997. Includes 85,128 shares of Common Stock issuable upon exercise of options exercisable within 60 days of August 11, 1997.

(6) Includes 8,000 shares of Common Stock issuable upon exercise of warrants and 1,601 shares of Common Stock issuable upon exercise of options exercisable within 60 days of August 11, 1997.

(7) Includes 1,601 shares of Common Stock beneficially issuable upon exercise of options exercisable within 60 days of August 11, 1997. Does not include 117,999 shares of Common Stock issuable upon exercise of warrants or 1,534,964 shares of Common Stock beneficially owned in each case by members of Mr. Demetree's family or a trust for their benefit, of which he disclaims beneficial ownership. Mr. Demetree's address is 11825 Norwood, Leawood, KS 66211.
(8) Includes 1,601 shares of Common Stock issuable upon exercise of options exercisable within 60 days of August 11, 1997. Does not include shares of Common Stock and shares of Common Stock issuable upon exercise of warrants held by the Advent Partnerships, of which Mr. Fillat disclaims beneficial ownership, except for 2,495 shares of Common Stock and 32 shares issuable upon exercise of warrants.
(9) Includes 72,728 shares of Common Stock issuable upon exercise of options exercisable within 60 days of August 11, 1997.
(10) Includes 7,273 shares of Common Stock issuable upon exercise of an option exercisable within 60 days of August 11, 1997.
(11) Includes 867 shares of Common Stock issuable upon exercise of options exercisable within 60 days of August 11, 1997. Mr. Murray is a Managing Director of Columbia Capital Corporation. Excludes shares held by Columbia Capital, CCC Millimeter and Millimeter. See Footnote 2. Mr. Murray's address is c/o Columbia Capital Corporation, 0 Court Square, P.O. Box 1465, Charlottesville, VA 22902.
(12) Mr. Pierson's address is c/o Pierson & Burnett L.L.P., 1667 K Street, N.W., Washington, D.C. 20006. Mr. Pierson resigned his position as an executive officer of the Company in March 1997.
(13) Includes 4,817 shares of Common Stock issuable upon exercise of options exercisable within 60 days of August 11, 1997.
(14) Includes 91,629 shares of Common Stock issuable upon exercise of options exercisable within 60 days of August 11, 1997 and 8,032 shares of Common Stock issuable upon exercise of warrants. Does not include 2,894,046 shares of Common Stock held in the LHC Voting Trust by trustees, all of whom are directors of the Company and do not have beneficial ownership of such shares. See ''--Voting Trust Agreement.''


VOTING TRUST AGREEMENT

          Pursuant to a Voting Trust Agreement, dated November 5, 1996, Landover Holdings Corporation (''LHC'') and the wife of and a trust for the benefit of the family of Laurence S. Zimmerman deposited all of their shares of Common Stock in trust (the ''LHC Voting Trust'') with Messrs. Demetree, Fillat and Fotheringham with irrevocable instructions to vote such shares on all matters submitted to a vote of the stockholders of the Company in proportion to, or in certain cases, consistent with the majority of, the vote of other stockholders of the Company. The voting trust will expire on November 5, 2006, but is subject to early termination in the event of (i) a business combination in which the Company stockholders own less than 50%, and the Company directors constitute less than 50% of the board of directors, of the combined entity and LHC owns less than 5% of the voting power of such entity, (ii) the death of Mr. Zimmerman or (iii) the sale by LHC of such shares to unaffiliated parties. The trustees of the trust will be indemnified by the Company. LHC retains the right to dispose of the Common Stock to third parties. Any such shares of Common Stock which are transferred to an affiliate of LHC will remain subject to the terms of the Voting Trust Agreement. Any such shares of Common Stock which are transferred to parties not affiliated with LHC will be released from the LHC Voting Trust upon such transfer.

                             CERTAIN TRANSACTIONS

Organization of ART Licensing

          On March 28, 1995, ART and LHC organized ART Licensing and purchased for $.001 per share 340,000 shares of Class A common stock and 640,000 shares of Class B common stock of ART Licensing, respectively.

LHC Purchase Agreement and Related Transactions

          LHC Purchase Agreement. Pursuant to a Purchase Agreement, dated April 21, 1995 (the "LHC Purchase Agreement") among ART, LHC and ART Licensing, LHC agreed to purchase or cause to be purchased additional securities of ART Licensing (the "LHC Stock") for an aggregate purchase price of $7,000,000 (the "Purchase Price"). Pursuant to the LHC Purchase Agreement, these additional
securities would dilute only LHC's interest in ART Licensing.   In 1995, the
Company entered into various transactions which satisfied LHC's commitment under the LHC Purchase Agreement including those described below. Because actual cash proceeds received from these transactions exceeded LHC's commitment, the Company redeemed 62,148 shares of stock held by LHC for $2 million. The Company paid LHC expenses of $391,750 in connection with the LHC Purchase Agreement.

          Landover Partnerships. In a series of separate private placements in 1995 pursuant to the LHC Purchase Agreement, the Company issued to various limited partnerships 419,677 shares of ART Licensing Series A preferred stock for $1,006,600, 114,679 shares of ART Licensing Series B preferred stock for $880,700, and 7,363 shares of ART Licensing Series C preferred stock for $112,700. The general partner for each of the partnerships was controlled by
LHC.   Mark Demetree and members of his immediate family were limited partners in two of the partnerships.

          Advent Private Placement. In 1995, pursuant to the LHC Purchase Agreement, ART sold, for $5.0 million in the aggregate, $4.95 million principal amount of 10% notes due May 13, 1997 (the "Advent Notes") and $50,000 stated amount of ART Series A Preferred Stock, convertible into 232,826 shares of ART Licensing Series E preferred stock. The general partner of each of the Advent Partnerships is controlled by Advent.

          Merger, Services and Related Agreement. Pursuant to the LHC Purchase Agreement, ART and ART Licensing entered into a Merger Agreement pursuant to which ART was to merge into ART Licensing and a Services Agreement dated May 8, 1995 pursuant to which for a 20-year term, ART Licensing was to provide management services for, and receive 75.0% of the cash flow from, operations after deducting certain related direct expenses under wireless licenses held by ART. The Company also entered into a stockholders agreement and a registration rights agreement. In connection with these agreements, Mr. Fotheringham deposited 733,711 shares of Common Stock in escrow to be released upon achievement by the Company of certain performance goals. These shares were released to Mr. Fotheringham in part on November 13, 1995 and the balance on February 2, 1996 in connection with the February 1996 Reorganization described below.

          LHC Consulting Agreements. Pursuant to the LHC Purchase Agreement, LHC and ART Licensing entered into a consulting agreement (the "LHC Consulting Agreement"), dated May 8, 1995, under which LHC agreed to provide financial and strategic planning and other advisory and management services to the Company for a fee of $10,000 per month. The LHC Consulting Agreement was terminated on November 13, 1995. Thereafter, LHC and ART Licensing entered into a new consulting agreement (the "Second LHC Consulting Agreement"), dated November 13, 1995, for an initial term of one year under which the Company would pay LHC $420,000 per year for consulting services and additional fees in connection with additional services, such as merger and acquisition advisory services, provided to the Company by LHC. The Second LHC Consulting Agreement was terminated in November 1996. The Company paid LHC an aggregate of $830,000 and $70,000 in 1996 and 1995, respectively, in connection with services rendered under the LHC Consulting Agreement and the Second LHC Consulting Agreement.

February 1996 Reorganization

          On February 2, 1996, the Company, ART Licensing and their respective stockholders agreed to an amendment and restatement of the May 1995 Stockholders Agreement, which, among other things, (i) reorganized the capital structure of ART Licensing, including providing for the conversion of ART Licensing Class A and Class B common stock into ART Licensing common stock, the revision of the terms of the conversion of the Series A, B, C, D, E and F preferred stock (originally issued by ART Licensing and converted to the Company's preferred stock in the Merger) into the Company's Common Stock (which conversion occurred upon the consummation of the Company's initial public offering) and a 13-for-1 stock split, (ii) exchanged the Advent Securities for 232,826 shares of ART Licensing Series E preferred stock (which was ultimately converted into 1,100,632 shares of Common Stock), (iii) revised provisions for election of directors, (iv) amended and restated the Company's registration rights agreement, including waiver of registration rights relating to the Company's initial public offering and (v) released to Mr. Fotheringham his remaining escrow shares. (The foregoing is collectively referred to as the "February 1996 Reorganization").

March Bridge Financing

          On March 8, 1996, ART Licensing entered into a financing (the "March Bridge Financing") pursuant to which it issued $5.0 million of 10% unsecured notes due in 1998 (the "March Bridge Notes") and five-year warrants to purchase up to an aggregate of 400,000 shares of ART Licensing common stock at a price of $17.1875 per share (the "March Bridge Warrants") to private investors including
(i) immediate family members of Mark C. Demetree and (ii) the Advent Partnerships, who invested $500,000 and $725,000, respectively, in the March Bridge Notes and March Bridge Warrants. The March Bridge Notes were repaid with the proceeds of the Company's initial public offering.

Equipment Financing

          On April 1, 1996, CRA, Inc. ("CRA") provided the Company with $2.5 million in equipment financing (the "Equipment Financing") secured by the equipment, the Company's $1.0 million letter of credit and a $500,000 letter of credit provided by Mark C. Demetree, a member of his immediate family and LHC (the "Indemnitors"). The Indemnitors also agreed to provide the Company with funds and support for up to $2.0 million of its obligations in the event of default under the Equipment Financing or draw against the Company's letter of credit. The Company paid the Indemnitors or their designees an aggregate of $225,000 in cash and five-year warrants to purchase an aggregate of 118,181 shares of Common Stock (the "Indemnity Warrants") on terms substantially similar to the March Bridge Warrants as compensation for such indemnity. The letter of credit provided by the Indemnitors was returned to the Indemnitors in December 1996.

September Bridge Financing

          In August 1996, the Company received commitments for $3.0 million of 14.75% unsecured notes due March 1998 (the "September Bridge Financing"). Such notes (the "September Bridge Notes") were funded from August 1996 to October 1996. In October 1996, the Company also received a commitment for an additional $1.0 million of such notes. The Company also issued five-year warrants to purchase up to an aggregate of 116,363 shares of Common Stock at a price of $17.1875 per share ($15.00 after giving effect to anti-dilution adjustment) (the "September Bridge Warrants") to private investors who participated in the financing, including the Advent Partnerships, affiliates of CommcoCCC, LHC and immediate family members of Mark C. Demetree. The September Bridge Notes were repaid with the proceeds of the Company's initial public offering.

Merger of ART Licensing

          In October 1996, ART Licensing became a wholly-owned subsidiary of the Company through the Merger. In the Merger, the holders of ART Licensing common stock received 2,945,848 shares of Common Stock and holders of ART Licensing preferred stock received 920,951 shares of preferred stock of the Company which was converted into 4,353,587 shares of Common Stock upon the consummation of the Company's initial public offering in November 1996. LHC received an aggregate of 2,920,393 shares of Common Stock in the Merger on an as-converted basis.

Commco Option and Sublease

          In connection with the CommcoCCC Acquisition, the Company granted Commco, L.L.C., a stockholder of CommcoCCC, an option (the "Commco Option") to acquire twelve 38 GHz licenses, each in one of the top 100 markets by estimated population. Each of the licenses covers a market in which ART holds one or more other 38 GHz licenses. Commco exercised its option in June 1997. The purchase price will be paid by a non-recourse secured note and will be determined by a formula based on $7.125, the sales price of ART's Common Stock on Nasdaq on the day the option was exercised, and the population covered by the twelve authorizations. The Company has the right to be a reseller with respect to these licenses for a term of five years at market rates. In addition, an affiliate of Commco L.L.C. has the right to sublease channel capacity from the Company in the New York and Washington, D.C. markets on terms agreed to by the Company and Commco L.L.C.

                         DESCRIPTION OF CAPITAL STOCK

          The following description of the capital stock of the Company and certain provisions of the Company's Certificate of Incorporation, Bylaws and Rights Agreement (as defined below) is a summary and is qualified in its entirety by the provisions of the Certificate of Incorporation, Bylaws and Rights Agreement, which have been incorporated by reference as exhibits to the Company's Registration Statement of which this Prospectus is part.

          The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, $.001 par value, and 10,000,000 shares of Serial Preferred Stock, $.001 par value (the "Preferred Stock").


COMMON STOCK

          As of August 11, 1997, there were 19,749,452 shares of Common Stock outstanding held of record by 1505 stockholders (without giving effect to any exercise of outstanding warrants or options). The holders of Common Stock are entitled to one vote per share on all matters to be voted on by the stockholders. Subject to preferences that may be applicable to the outstanding shares of Preferred Stock, if any, the holders of Common Stock are entitled to receive ratably such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy."
In the event of the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior liquidation rights of the Preferred Stock then outstanding. The Common Stock has no preemptive conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and the shares of Common Stock being offered by the Company, upon their issuances and sale, will be, fully paid and non-assessable.


PREFERRED STOCK

          The Board of Directors has the authority to issue Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued shares of Preferred Stock and to fix the number of shares consisting any series in the designation of such series, without any further vote or action by the stockholders. The Board of Directors, without stockholder approval, can issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company.

          The Board of Directors has reserved 1,000,000 shares of Junior Preferred Stock for issuance upon exercise of the Rights (as hereinafter defined), which shares have the following terms. Each share of Junior Preferred Stock will be entitled, subject to the rights of holders of any other series of preference stock having superior rights, to receive cumulative quarterly cash dividends payable on the last day of March, June, September and December in each year equal to the greater of (a) $1.00, or (b) subject to certain adjustments for stock splits, combinations or dividends, 100 times the aggregate per share amount of all cash dividends and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than dividends payable in shares of Common Stock, payable since the immediately preceding quarterly dividend payment date on the Junior Preferred Stock or, with respect to the first such dividend, since the first issuance of any share or fraction thereof of Junior Preferred Stock.

          Holders of shares of Junior Preferred Stock shall, subject to certain adjustments for stock splits, combinations or dividends, be entitled to 100 votes per share of Junior Preferred Stock on all matters submitted to a vote of the Company's stockholders, voting together with the Common Stock as a single class, except as otherwise required by law or the Certificate of Designation.

          In the event that any dividends or distributions payable on the Junior Preferred stock are in arrears, the Company is subject to certain limitations in its ability to (i) pay or declare dividends or make any distribution to holders of stock ranking junior to or on parity with the Junior Preferred Stock, (ii) redeem, purchase or otherwise acquire shares of any stock ranking junior to the Junior Preferred stock, and (iii) redeem, purchase or otherwise acquire shares of any stock ranking on a parity with the Junior Preferred Stock.

          Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Company, holders of the Junior Preferred stock shall be entitled to receive, before any distribution is made with respect to shares of stock ranking junior to the Junior Preferred Stock, $100 per share plus an amount equal to any accrued and unpaid dividends and distributions thereon. After such payments are made, additional distributions shall be made to holders of shares of Junior Preferred Stock only after certain payments are made to holders of Common Stock and stock ranking on parity therewith.

          In the event of any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or other property, then in any such case the shares of the Junior Preferred Stock shall be similarly exchanged or changed in an amount per share, subject to certain adjustments for stock splits, combinations or dividends, equal to 100 times the aggregate amount of stock, securities, cash and /or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

          The shares of Junior Preferred Stock shall rank pari passu with (or if
                                                          ---- -----
determined by the Board of Directors in any vote establishing any other series of preferred stock, either senior to and prior in preference to, or junior and subordinate to) other series of preferred stock of the Company with respect to dividends and/or liquidation preference.

          The shares of Junior Preferred Stock may be issued in fractional shares, and are not subject to mandatory redemption.


DELAWARE LAW AND CERTAIN PROVISIONS OF THE COMPANY'S CHARTER, BYLAWS AND SHAREHOLDERS' RIGHTS PLAN

          Certain provisions of the Company's Certificate of Incorporation, Bylaws and Shareholders' Rights Plan may have the effect of preventing, discouraging or delaying any change in the control of the Company and may maintain the incumbency of the Board of Directors and management. The authorization of Preferred Stock makes it possible for the Board of Directors to issue Preferred Stock with voting or other rights or preferences that could impede the success of any attempt to effect a change in control of the Company. Certain provisions of the Certificate of Incorporation create three classes of directors serving for staggered three-year terms and prevent any amendment to such provisions without the consent of holders of at least 75% of the then outstanding shares of Common Stock. These provisions could also impede the success of any attempt to effect a change in control of the Company.

          The Company is subject to Section 203 ("Section 203") of the Delaware General Corporation Law (the "Delaware GCL"). Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time of the transaction in which the person became an interested stockholder, unless (i) prior to such time, the board of directors of the corporation approves either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock (excluding certain shares held by persons who are both directors and officers of the corporation and certain employee stock plans), or (iii) on or after the consummation date, the business combination is approved by the board of directors and by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. For purposes of
Section 203, a "business combination" includes, among other things, a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is generally a person who, together with affiliates and associates, owns (or within three years, owned) 15% or more of the corporation's voting stock.

          The Company's Certificate of Incorporation provides that so long as the Company has a class of capital stock registered under the Exchange Act, any action by the stockholders of that class must be taken at a duly called annual or special meeting of the stockholders, and not by written consent. This provision could have the effect of delaying until the next stockholders meeting stockholder actions which are favored by the holders of a majority of the outstanding voting securities of the Company, since special meetings of stockholders may be called only by a majority of the Board of Directors, the Chairman of the Board, the Vice-Chairman of the Board, if any, or the President of the Company. These provisions may also discourage another person or entity from making a tender offer for Common Stock, because such person or entity, even if it acquired a majority of the outstanding voting securities of the Company, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders meeting, and not by written consent.

          The Bylaws establish procedures, including advance notice procedures, with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors and with regard to certain matters to be brought before meetings of stockholders of the Company. In general, notice must be received by the Company not less than 30 days prior to the meeting and must contain certain specified information concerning the stockholder submitting the proposal. In addition, the By-laws require that any such nomination of candidates for election as a director be accompanied by a petition signed by at least 50 record holders of capital stock entitled to vote in the election of directors, representing in the aggregate 5% of the outstanding capital stock entitled to vote thereon. Such procedures also authorize regulation of the order of business and conduct of stockholder meetings, the authority of the presiding officer and attendance at such meetings. The foregoing provisions, which may be amended only by the affirmative vote of 75% of the outstanding shares of capital stock entitled to vote generally in the election of directors, could have the effect of making it more difficult for a third party to effect a change in the control of the Board of Directors. In addition, these provisions could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding voting stock of the Company and may make more difficult or discourage a takeover of the Company.

          The Board of Directors is permitted pursuant to the Certificate of Incorporation to consider special factors, such as employee welfare and the future prospects of the Company, when evaluating tender or exchange offers or a "business combination" as defined in Section 203 of the Delaware General Corporation Law.

          The Company has also included in its Certificate of Incorporation provisions to eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the Delaware General Corporation Law and to indemnify its directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

          On June 20, 1997, the Board of Directors of the Company declared a dividend of one purchase right (a "Right") for every outstanding share of the Common Stock. The terms of the Rights are set forth in a Rights Agreement dated as of June 20, 1997 (the "Rights Agreement") between the Company and Continental Stock Transfer & Trust Company (the "Rights Agent"). The Rights Agreement also provides for the issuance of one Right for each share of Common Stock which is issued or sold after that date and prior to the "Distribution Date" (as defined below). Each Right entitles the holder to purchase from the Company one one-hundredth of a share of Junior Preferred Stock at a price of $90 per one one-hundredth of a share, subject to adjustment and expires on June 20, 2007, or the earlier redemption of the Rights (the "Expiration Date"), and are not exercisable until the Distribution Date. At any time prior to the Expiration Date, the Company, by a majority vote of the Board of Directors, may redeem the Rights at a redemption price of $.01 per Right, as described in the Rights Agreement. Unless otherwise determined by a majority of the Board of Directors then in office, the Distribution Date will occur on the earlier of (i) the fifteenth business day following the later of the date of a public announcement that a person (an "Acquiring Person"), including affiliates or associates of such person, has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Common Stock (including shares of Common Stock subject to the Warrants and certain other warrants) and the date on which an executive officer of the Company has actual knowledge of such acquisition (the "Stock Acquisition Date") and (ii) the fifteenth business day following commencement of a tender offer or exchange offer that would result in any person or its affiliates and associates owning 15% or more of the Company's outstanding Common Stock (including shares of Common Stock subject to the Warrants and certain other warrants). The Board of Directors may delay the distribution of the certificates. After the Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of the Company's Common Stock.

          If any person or group of affiliated or associated persons (other than the Company and its affiliates), becomes an Acquiring Person, each holder of a Right will have the right to receive shares of Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a market value of two times the then current purchase price of the Right. Also, if the Company were acquired in a merger or other business combination, or more than 25% of its assets or earning power were sold, each holder of a Right would have the right to exercise such Right and thereby receive common stock of the acquiring company with a market value of two times the then current purchase price of the Right. Following the occurrence of any of the foregoing events, any Rights that are, or (in certain circumstances) were, beneficially owned by any Acquiring Person will become null and void.

          The Board of Directors may, at any time after any person becomes an Acquiring Person, exchange all or part of the then outstanding and exercisable Rights for shares of Common Stock at a ratio of one share of Common Stock per Right, subject to adjustment. The Board of Directors may not effect an exchange at any time after any person (other than the Company, any subsidiary of the Company, any employee benefit plan of the Company or any such subsidiary or any entity holding Common Stock for or pursuant to the terms of any such plan), together with all affiliates of such person, becomes the beneficial owner of 50% or more of the Common Stock then outstanding.


TRANSFER AGENT AND REGISTRAR

          The Transfer Agent and Registrar for the Common Stock is Continental Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

          As of August 11, 1997, the Company had 19,749,452 shares of Common Stock outstanding, assuming no exercise of outstanding options or warrants. Of these outstanding shares, 5,442,241 are freely tradeable by persons other than "affiliates" of the Company as that term is defined under the Securities Act, without restrictions or further registration under the Securities Act. Of the remaining 14,307,211 shares outstanding, 1,007,776 shares are available for sale in the public market under Rule 144, 7,299,435 shares will become available for sale in the public market under Rule 144 in October 1997 and an additional 6,000,000 shares will become available for sale under Rule 144 in February 1998.


          As of August 11, 1997, an aggregate of 4,603,878 shares of Common Stock are subject to outstanding options and warrants, including the Warrants described herein. An aggregate of 1,475,000 shares are reserved for future issuance pursuant to the Company's Equity Incentive Plan and Directors Plan (collectively, the "Plans"). As of August 11, 1997, 245,145 of such shares were vested and exercisable. The Company has filed a registration statement on Form S-8 to register the shares of Common Stock to be issued and issuable pursuant to the Plans. Accordingly, shares of Common Stock issued under the Plans are available for sale in the public market upon vesting of such shares, subject, with respect to affiliates of the Company, to certain volume limitations under Rule 144. The Common Stock issued from time to time pursuant to this Prospectus may be resold without restriction or further registration under the Securities Act by persons other than "affiliates" of the Company, as that term is defined under the Securities Act.

          In general, under Rule 144 as currently in effect, a person (or person whose shares are aggregated), who has beneficially owned "restricted securities" (as that term is defined in Rule 144) for a period of at least one year from the later of the date such restricted securities were acquired from the Company or the date they were acquired from an affiliate, is entitled to sell, within any three-month period, a number of such securities that does not exceed the greater of 1% of the then outstanding shares of the Company's Common Stock (approximately 197,000 shares as of the date of this Prospectus) or the average weekly trading volume in the Company's Common Stock during the four calendar weeks preceding the filing of notice of such sale. Sales under Rule 144 are also subject to certain restrictions on the manner of sale, notice requirements, and the availability of current public information about the Company. Further, under Rule 144(k), if a period of at least two years has elapsed between the later of the date restricted securities were acquired from the Company and the date they were acquired from an affiliate of the Company, a holder of such restricted securities who is not an affiliate of the Company at the time of the sale and has not been an affiliate of the Company for at least three months prior to the sale would be entitled to sell the shares immediately without regard to such volume limitations and other conditions.

          There has been a limited trading market for the Common Stock and no prediction can be made as to the effect that sales of Common Stock under Rule 144, pursuant to a registration statement or otherwise, or the availability of shares of Common Stock for sale, will have on the market price prevailing from time to time. Sales of substantial amounts of Common Stock in the public market could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through the sale of its equity securities.


REGISTRATION RIGHTS

          Under the terms of the Second Amended and Restated Registration Rights Agreement, dated as of July 3, 1996, among the Company, ART Licensing, their respective stockholders and the holders of the March Bridge Warrants, Indemnity Warrants, CommcoCCC Warrants, the September Bridge Warrants, and Initial CIBC Warrants, and CommcoCCC, Inc. (as amended, the "Registration Rights Agreement"), such stockholders and the holders of the March Bridge Warrants, Indemnity Warrants, the September Bridge Warrants, CommcoCCC Warrants and Initial CIBC Warrants, who are the holders of an aggregate approximately 14.3 million shares of Common Stock on a fully-diluted basis (the "Registrable Securities"), will be entitled to certain demand rights with respect to the registration of such shares under the Securities Act. In addition, under the Registration Rights Agreement, if the Company proposes to register any of its securities under the Securities Act (other than on Form S-4 or Form S-8), either for its own account or the account of other security holders, the holders of Registrable Securities are entitled to notice of such registration and are entitled to include their Registrable Securities in any such registration on the same terms and conditions as the securities otherwise being sold in such registration; provided, that, among other things, the underwriters have the right, subject to certain limitations, to limit the number of such shares included therein.

                           SENIOR NOTES AND WARRANTS

          There are outstanding $135 million principal amount of Senior Notes issued by the Company pursuant to an indenture between the Company and The Bank of New York, as trustee (the "Indenture"). The following is a summary of certain provisions of the Senior Notes and the Indenture and is qualified in its entirety by reference to all the provisions of the Senior Notes and the Indenture, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

          Cash interest on the Senior Notes is payable at a rate of 14% per annum, semi-annually in arrears on February 15 and August 15 of each year, commencing August 15, 1997. The Notes will mature on February 15, 2007. Upon a change of control, each holder of the Senior Notes has the right to require the Company to repurchase such holder's Senior Notes at 101% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of repurchase. In addition, the Company may be obligated to make an offer to repurchase Senior Notes with the net cash proceeds of certain asset sales at a price of 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. The Senior Notes are senior obligations of the Company and are unsecured, except for the pledge by the Company of the securities purchased with a portion of the proceeds of the Senior Notes as described below under "Security." The Senior Notes will rank pari passu in right of payment with any future unsecured, senior indebtedness of the Company. The Indenture permits the Company to incur a substantial amount of secured indebtedness, which if incurred will effectively rank senior to the Senior Notes with respect to the assets securing such indebtedness.

REDEMPTION PROVISIONS

          In the event of a sale by the Company of its Common Stock in one or more registered underwritten public offerings or floatation of Common Stock of the Company or an investment by one or more Strategic Equity Investors (as defined) on or prior to February 15, 2000 (other than in connection with a change in control of the Company), the Company may, at its option, upon not less than 30 nor more than 60 days' notice given within 30 days after any such offering or investment by Strategic Equity Investors, use all or a portion of the net proceeds thereof to redeem up to a maximum of 25% of the initially outstanding aggregate principal amount of the Notes at a redemption price equal to 114% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the repurchase date; provided that not less than 75% of the initially outstanding aggregate principal amount of the Senior Notes remains outstanding following such redemption. A Strategic Equity Investor is defined in the Indenture as any person engaged principally in the telecommunications business that has a total market capitalization of at least $1.0 billion.

          In addition, the Senior Notes are subject to redemption at the option of the Company, in whole or in part, at any time on or after February 15, 2002, upon not less than 30 nor more than 60 days' notice, at the redemption prices as a percentage of the principal amount at maturity thereof of 107.00% to February 14, 2003, 104.67% to February 14, 2004, 102.33% to February 14, 2005, and 100%
thereafter, together in each case with accrued and unpaid interest, if any, to the date of repurchase.


SECURITY

          The Company used approximately $51.8 million of the net proceeds of from the sale of the Senior Notes to purchase a portfolio of securities, pledged as collateral and held by the collateral agent for the benefit of the collateral agent and the holders of the Senior Notes to provide for the payment of interest on the Senior Notes through February 15, 2000.


COVENANTS

          The Senior Notes contain covenants that, among other things, restrict the ability of the Company and its Restricted Subsidiaries to incur debt; to make distributions; to make investments; to repurchase stock; to make optional repayments on indebtedness; to engage in other businesses; to incur liens; to engage in transactions with affiliates; and to sell assets. The Indenture also requires that the Company offer to repurchase the Senior Notes in the event of a change in control.

THE WARRANTS

          The Warrants were issued pursuant to a warrant agreement by and between the Company and The Bank of New York, as warrant agent (the "Warrant Agreement"). The following is a summary of certain provisions of the Warrant Agreement and the Warrants and is qualified in its entirety by reference to the Warrant Agreement and the Warrants, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

          Each Warrant, when exercised, will entitle the holder to receive 1.349 shares of Common Stock at an exercise price of $.01 per share, subject to adjustment under certain circumstances as described in the Warrant Agreement. The Warrants are exercisable at any time on or after August 15, 1997, and unless exercised, will automatically expire 5:00 p.m. on February 15, 2007.


                                 LEGAL MATTERS

          The validity of the Shares offered hereby will be passed upon for the Company by Ropes & Gray, Boston, Massachusetts.

                                    EXPERTS

          The consolidated balance sheets as of December 31, 1996 and 1995 and the consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years ended December 31, 1996, 1995 and 1994 included in this Prospectus, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

          The Company has filed with the Commission a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act, with respect to the Common Stock offered hereby. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. The Registration Statement, including exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549, and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies may be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement,
each such statement being qualified in all respects by such reference.    In
addition, the Commission maintains a site on the World Wide Web that contains reports, proxy and information statements, and other information regarding registrants such as the Company that file electronically with the Commission. The address of the Commission web site is http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS



ADVANCED RADIO TELECOM CORP. AND SUBSIDIARIES                                                  PAGE
                                                                                               ----
            Report of Independent Accountants...............................................   F-2
            Consolidated Balance Sheets -- December 31, 1996 and 1995.......................   F-3
            Consolidated Statements of Operations for the Three
             Years Ended December 31, 1996, 1995 and 1994...................................   F-4
            Consolidated Statements of Stockholders' Equity
             (Deficit) for the Three Years Ended December 31, 1996,
             1995 and 1994..................................................................   F-5
            Consolidated Statements of Cash Flows for the Three
             Years Ended December 31, 1996, 1995 and 1994...................................   F-6
            Notes to Consolidated Financial Statements......................................   F-7

            Condensed Consolidated Balance Sheet -- June 30, 1997
             (unaudited)....................................................................   F-20
            Condensed Consolidated Statements of Operations (unaudited) for the
             Six Months Ended June 30, 1997 and 1996 .......................................   F-21
            Condensed Consolidated Statements of Stockholders' Equity (unaudited)
             for the Six Months Ended June 30, 1997 ........................................   F-22
            Condensed Consolidated Statements of Cash Flows for the (unaudited)
             Six Months Ended June 30, 1997 and 1996 .......................................   F-23
            Notes to Unaudited Interim Condensed Consolidated
             Financial Statements...........................................................   F-24

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Advanced Radio Telecom Corp.

          We have audited the accompanying consolidated balance sheets of Advanced Radio Telecom Corp. and Subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years ended December 31, 1996, 1995 and 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Advanced Radio Telecom Corp. and Subsidiaries as of December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for the years ended December 31, 1996, 1995 and 1994, in conformity with generally accepted accounting principles.

                                              Coopers & Lybrand L.L.P.
Seattle, Washington
March 18, 1997

                 ADVANCED RADIO TELECOM CORP. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1995

                                                                                       1996         1995
                                                                                    ------------  -----------
                                      ASSETS
Current assets:
   Cash and cash equivalents......................................................   $ 1,974,407   $  633,654
   Accounts receivable............................................................     1,819,593
   Prepaid expenses and other current assets......................................       196,791       52,325
                                                                                     -----------   ----------
   Total current assets...........................................................     3,990,791      685,979
Restricted cash...................................................................     1,032,060
Property and equipment, net.......................................................    19,303,849    3,581,561
FCC licenses, net.................................................................     4,330,906    4,235,734
Equity investment.................................................................     3,285,000      285,000
Deferred financing costs, net.....................................................     3,255,688      778,897
Other assets......................................................................     1,450,407      309,388
                                                                                     -----------   ----------
          Total assets............................................................   $36,648,701   $9,876,559
                                                                                     ===========   ==========

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
   Accounts payable...............................................................  $  9,425,834   $3,340,144
   Accrued compensation and benefits..............................................     1,350,894      267,091
   Other accrued liabilities......................................................       944,807       87,254
   Current portion of long-term debt..............................................     1,893,161
                                                                                    ------------   ----------
   Total current liabilities......................................................    13,614,696    3,694,489
Long-term debt, net of current portion............................................     3,084,085    6,450,000
                                                                                    ------------   ----------
          Total liabilities.......................................................    16,698,781   10,144,489
                                                                                    ------------   ----------
Commitments and contingencies

Redeemable preferred stock, $0.01 par value, 1 share issued and outstanding at
  December 31, 1995...............................................................                     44,930
                                                                                    ------------   ----------
Stockholders' equity (deficit):
   Serial preferred stock, $0.001 par value, 488,492 shares issued and
    outstanding at December 31, 1995..............................................                        488
   Common stock, $0.001 par value, 13,559,420 and 6,529,975 shares issued
    and outstanding...............................................................        13,559        6,530
Additional paid-in capital........................................................    53,976,721    3,050,179
Accumulated deficit...............................................................   (34,040,360)  (3,370,057)
                                                                                    ------------   ----------
          Total stockholders' equity (deficit)....................................    19,949,920     (312,860)
                                                                                    ------------   ----------
            Total liabilities and stockholders' equity (deficit)                    $ 36,648,701   $9,876,559
                                                                                    ============   ==========


  The accompanying notes are an integral part of the consolidated financial statements.

                 ADVANCED RADIO TELECOM CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


                                                                     1996           1995          1994
                                                                 -------------  ------------  ------------
Service revenue................................................  $    247,116   $    5,793
Equipment sales and construction revenue.......................     2,660,811
Consulting revenue.............................................                               $   137,489
                                                                 ------------   -----------   -----------
     Total revenue                                                  2,907,927         5,793       137,489
                                                                 ------------   -----------   -----------

Costs and expenses:
     Technical and network operations..........................     3,402,948
     Cost of equipment sales and construction..................     1,590,779
     Sales and marketing.......................................     5,548,584       191,693
     General and administrative................................    12,896,134     2,911,273       253,453
     Research and development..................................     1,269,579
     Depreciation and amortization.............................     1,017,959        15,684         8,281
                                                                 ------------   -----------   -----------
       Total operating expenses................................    25,725,983     3,118,650       261,734
                                                                 ------------   -----------   -----------
Loss from operations...........................................   (22,818,056)   (3,112,857)     (124,245)

Interest and other:
     Interest expense..........................................    (1,695,489)     (131,540)       (4,375)
     Financing commitment expense..............................    (3,687,644)
     Other.....................................................    (1,248,000)
     Interest income...........................................       118,882         9,554
                                                                 ------------   -----------   -----------
         Loss before extraordinary item........................   (29,330,307)   (3,234,843)     (128,620)
         Extraordinary loss on early retirement of debt........   ( 1,339,996)
                                                                 ------------   -----------   -----------
         Net loss..............................................  $(30,670,303)  $(3,234,843)  $  (128,620)
                                                                 ============   ===========   ===========

Pro forma loss per share of common stock before extraordinary
  item......................................................... $       (2.97)  $     (0.30)
Extraordinary loss per share of common stock...................         (0.13)
                                                                 ------------   -----------
Pro forma net loss per share of common stock...................  $      (3.10)  $     (0.30)
                                                                 ============   ===========

Pro forma weighted average number of shares of common stock
  outstanding..................................................     9,885,193    10,912,338
                                                                 ============   ===========


The accompanying notes are an integral part of the consolidated financial statements.

                 ADVANCED RADIO TELECOM CORP. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

             FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


                                                                     SERIAL
                                     COMMON STOCK                PREFERRED STOCK            ADDITIONAL
                             -----------------------------  ----------------------------      PAID-IN      ACCUMULATED
                                SHARES        PAR VALUE         SHARES        PAR VALUE       CAPITAL        DEFICIT        TOTAL
                             -------------  --------------  --------------  -------------  -------------  -------------  -----------

Balance, December 31, 1993.     1,070,915    $      1,071                                  $     60,065   $     (6,594)  $   54,542
Issuance of common stock
 for cash..................     1,070,915           1,071                                        33,929                      35,000
Net loss...................                                                                                   (128,620)    (128,620)
                             -------------  --------------  --------------  -------------  -------------  -------------  -----------

Balance, December 31, 1994.     2,141,830           2,142                                        93,994       (135,214)     (39,078)
Issuance of common stock
 to ART West...............        26,773              27                                        24,973                      25,000
Issuance of common stock
 to existing
 stockholders..............     1,472,508           1,472                                        (1,472)
Conversion of note payable
 and interest to
 paid-in capital...........                                                                      75,250                      75,250
Issuance of common stock
 to Landover and
 affiliates for cash.......     3,120,000           3,120                                        (2,100)                      1,020
Issuance of preferred
 stock to limited
 partnerships affiliated
  with Landover for cash:
 Series A..................                                       332,091    $       332      1,006,268                   1,006,600
 Series B..................                                        82,318             82        880,618                     880,700
 Series C..................                                         5,402              5        112,695                     112,700
Issuance of Series D
 preferred stock for cash..                                        61,640             62      1,999,938                   2,000,000
Shares issued to reflect
 anti-dilution
 adjustments...............        62,655              63           7,041              7            (70)
Preferred stock issuance
 costs.....................                                                                    (229,814)                   (229,814)

Redemption of common stock.      (293,791)           (294)                                   (1,999,706)                 (2,000,000)

Increase in additional
 paid-in capital as a
 result
   of the release of
    Escrow Shares..........                                                                     802,002                     802,002
Accrued stock option
 compensation..............                                                                     287,603                     287,603
Net loss...................                                                                                 (3,234,843)  (3,234,843)
                             -------------  --------------  --------------  -------------  -------------  -------------  -----------

Balance, December 31, 1995.     6,529,975           6,530         488,492            488      3,050,179     (3,370,057)    (312,860)

Issuance of Series E
 preferred stock...........                                       232,826            233      4,672,953                   4,673,186
Shares issued to reflect
 anti-dilution
 adjustments...............        56,984              57         150,740            151           (208)
Issuance of Series F
 preferred stock and
 warrants
   in exchange for cash
    and the Ameritech
strategic distribution
 agreement.................                                        48,893             49      3,552,951                   3,553,000
Preferred stock issuance
 costs.....................                                                                    (150,000)                   (150,000)

Increase in additional
 paid-in capital as a
 result
   of the release of
    Escrow Shares..........                                                                   6,795,514                   6,795,514
Value ascribed to the
 equipment financing
 warrants..................                                                                     484,937                     484,937
Value ascribed to the
 Bridge Financing
 Warrants..................                                                                   1,795,533                   1,795,533
Issuance of common stock
 in an initial public
 offering..................     2,300,500           2,301                                    34,505,199                  34,507,500
Initial public offering
 common stock issuance
 costs.....................                                                                  (6,081,098)                 (6,081,098)
Conversion of preferred
 stock to common stock
 in connection with the
  initial public offering..     4,353,587           4,353        (920,951)          (921)        (3,432)
Value ascribed to the CIBC
 Warrants..................                                                                   4,503,848                   4,503,848
Accrued stock option
 compensation..............                                                                     850,663                     850,663
Common stock issued in
 connection with the
   exercise of the
    Ameritech warrants.....       318,374             318                                          (318)
Net loss...................                                                                                (30,670,303) (30,670,303)
                             -------------  --------------  --------------  -------------  -------------  -------------  -----------
Balance, December 31, 1996.    13,559,420    $     13,559                   $               $53,976,721   $(34,040,360) $19,949,920
                             =============  ==============  ==============  =============  =============  =============  ===========

  The accompanying notes are an integral part of the consolidated financial statements.

                 ADVANCED RADIO TELECOM CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                            1996           1995         1994
                                                                        -------------  ------------  ----------
Cash flows from operating activities:
     Net loss........................................................   $(30,670,303)  $(3,234,843)  $(128,620)
     Adjustments to reconcile net loss to net cash used in operating activities:
      Non-cash compensation expense..................................      7,646,177     1,089,605
      Depreciation and amortization..................................      1,017,959        15,684       8,281
      Financing commitment expense...................................      3,687,644
      Extraordinary item.............................................      1,339,996
      Non-cash interest expense......................................        772,221       110,828
      Non-cash marketing expense.....................................      1,053,000
      Changes in operating assets and liabilities:
       Accounts payable and accrued liabilities......................      3,633,043       563,351      (8,282)
       Accounts receivable...........................................     (1,819,593)
       Prepaid expenses and other current assets.....................       (144,466)      (56,337)
                                                                        ------------   -----------   ---------

         Net cash used in operating activities.......................    (13,484,322)   (1,511,712)   (128,621)
                                                                        ------------   -----------   ---------

Cash flows from investing activities:
     Additions to property and equipment.............................     (9,439,481)     (621,364)     (5,175)
     Investment in ART West..........................................     (3,000,000)     (255,000)
     Acquisition of EMI licenses and property and equipment..........                   (3,023,971)
     Additions to other assets.......................................     (1,425,032)     (280,000)
     Investment in restricted cash...................................     (1,032,060)
     Additions to FCC licenses.......................................       (201,183)      (13,912)
                                                                        ------------   -----------   ---------

         Net cash used in investing activities.......................    (15,097,756)   (4,194,247)     (5,175)
                                                                        ------------   -----------   ---------

Cash flows from financing activities:
     Proceeds from issuance of common stock..........................     34,507,500         1,020      35,000
     Proceeds from issuance of preferred stock.......................      2,500,000     4,050,000
     Proceeds from bridge financings.................................     12,000,000
     Proceeds from issuance of equipment financing note..............      2,445,000
     Proceeds from issuance of convertible note payable..............                    4,950,000
     Proceeds from loan and advances from Landover...................                      183,500      70,000
     Redemption of common stock......................................                   (2,000,000)
     Stock issuance costs............................................     (6,231,098)     (213,884)
     Repayment of bridge financings..................................    (12,000,000)
     Principal payments of loan and long-term debt...................     (1,131,443)       (8,500)
     Additions to deferred financing costs...........................     (2,167,128)     (452,656)
     Repayment of cash advances from Landover........................                     (175,000)
                                                                        ------------   -----------   ---------

         Net cash provided by financing activities...................     29,922,831     6,334,480     105,000
                                                                        ------------   -----------   ---------

         Net increase (decrease) in cash.............................      1,340,753       628,521     (28,796)
Cash, beginning of period............................................        633,654         5,133      33,929
                                                                        ------------   -----------   ---------

Cash, end of period..................................................   $  1,974,407   $   633,654   $   5,133
                                                                        ============   ===========   =========

The accompanying notes are an integral part of the consolidated financial statements.

                 ADVANCED RADIO TELECOM CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.  THE COMPANY AND BASIS OF PRESENTATION:

          Advanced Radio Telecom Corp. ("ART", and collectively with its subsidiaries, the "Company") provides wireless broadband telecommunications services using point-to-point microwave transmissions in the 38 GHz band of the radio spectrum throughout the United States. Prior to the commencement of commercial operations during 1996, the Company's principal business activities included the acquisition of spectrum rights, build out of its systems, development of its operating infrastructure, and raising of funds to implement its business plan.

          ART, formerly named Advanced Radio Technologies Corporation, was organized as a Delaware corporation in August 1993. Advanced Radio Technology Ltd., renamed Advanced Radio Telecom Corp. ("Telecom"), was organized in March 1995 by ART and Landover Holdings Corporation ("Landover") for the purpose of acquiring certain 38 GHz licenses and to facilitate Landover's commitment to invest or cause to invest $7 million in the Company. Pursuant to the related purchase, shareholder, and services agreements, ART and Telecom were operated as a single entity pending approval of their merger from the Federal Communications Commission ("FCC"). Such approval was received and Telecom became a wholly-owned subsidiary of ART by merger in October 1996. The merger was accounted for in a manner consistent with a reorganization of entities under common control which is similar to that of a pooling of interests, and the financial statements of prior periods have been restated.

          Under the Company's current business plan, the development of the Company's business and the deployment of its services and systems will require significant expenditures in the near term, a substantial portion of which is expected to be incurred before realization of significant revenues. Management believes that under its current business plans, the funds received from its initial public offering of equity securities and issuance of public debt securities are sufficient to enable the Company to fund its operations and capital requirements at least through December 1997 and that the Company will require significant additional capital after that date. While not expected, in the event that the Company's business development and expansion plans change, the Company may require additional financing earlier than December 31, 1997. In the event that the Company fails to obtain such financing when required, such failure could result in the modification, delay or abandonment of some or all of the Company's development and expansion plans which in turn, could have a material adverse affect on the Company.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Consolidation

          The consolidated financial statements include all majority owned subsidiaries in which the Company has the ability to exercise control. All intercompany transactions have been eliminated in consolidation.

Development Stage Enterprise

          During 1996, the Company commenced commercial operations, and is no longer considered to be in the development stage as defined in Statement of Financial Accounting Standards No. 7, "Accounting and Reporting by Development Stage Enterprises." Such change in classification of the Company had no impact on the net loss or stockholders' equity (deficit) for any periods presented.

Cash and Cash Equivalents

          The Company considers all highly liquid investments purchased with remaining maturities of three months or less to be cash equivalents.

          The Company places its temporary cash investments with major financial institutions. At December 31, 1996 and 1995, the Company's temporary cash investments are principally placed in one entity.

                ADVANCED RADIO TELECOM CORP. AND SUBSIDIARIES

Property and Equipment

          Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives, generally 5 years for wireless transmission equipment and 3 to 5 years for other property and equipment.

          The costs of normal maintenance and repairs are charged to expense as incurred. Direct costs of placing assets into service and major improvements are capitalized. Gains or losses on the disposition of assets are recorded at the time of disposition.

Capitalized Software

          Purchased software is capitalized at cost and amortized over its estimated useful life of 3 to 5 years.

FCC Licenses

          The direct costs of obtaining 38 GHz radio spectrum licenses by grant from the FCC or by purchase from others and the cost of perfecting such licenses are capitalized and amortized on a straight-line basis over a 40 year period. Accumulated amortization as of December 31, 1996 totaled $106,011. All of the Company's licenses expire in 2001 and it is management's expectation that they will be renewed by the FCC for successive ten year periods.

Recoverability of Long-Lived Assets

          The recoverability of property and equipment and capitalized FCC licenses is dependent on, among other things, the successful development of systems in each of the respective markets, or sale of such assets. Management estimates that it will recover the carrying amount of those costs from undiscounted cash flows generated by the systems once they have been developed. However, it is reasonably possible that such estimates will change in the near term as a result of technological, regulatory or other changes. The Company periodically reviews the carrying value of its capitalized assets for impairment and recoverability.

Equity Investment

          The Company accounts for its fifty percent interest in the ART West joint venture under the equity method. There were no operations in this joint venture for the year ended December 31, 1996.

Financing Costs

          Direct costs associated with obtaining debt financing are deferred and charged to interest expense using the effective interest rate method over the term of the debt. Direct costs of obtaining commitments for financing are deferred and charged to expense over the term of the commitments. Direct costs associated with obtaining equity financing are deferred and charged to additional paid-in capital as the related funds are raised. Deferred costs associated with unsuccessful financings are charged to other expense.

          Accumulated amortization of deferred financing costs totaled $3,753,605 and $44,376 at December 31, 1996 and 1995, respectively. Deferred costs of approximately $1.2 million associated with an unsuccessful public debt offering were charged to other expense in 1996.

Revenue Recognition

          Revenue from telecommunications services are recognized ratably over the period such services are provided.

          Equipment sales and construction revenue is recorded at the time the equipment is delivered and construction is completed. Cost of equipment sales are based on the average cost method.

                ADVANCED RADIO TELECOM CORP. AND SUBSIDIARIES

          A single customer accounted for approximately forty-two percent of the Company's service revenues during 1996. Additionally, the Company entered into an equipment sales and construction services agreement with another customer during 1996 to act as a sub-contractor to provide transmission facilities construction services and the related wireless transmission equipment. This agreement was substantially completed during 1996 and total equipment sales and construction revenue are attributable to this customer. The receivables from this customer accounted for approximately ninety-four percent of total accounts receivable at December 31, 1996.

          During 1994, the Company recognized income from consulting fees associated with the application of FCC licenses on behalf of third parties, including consulting fees of approximately $80,000 to a related party.

Research and Development

          Research and development costs are charged to expense as incurred.

Income Taxes

          The Company accounts for income taxes under the liability method of accounting. Under the liability method, deferred taxes are determined based on the differences between the financial statement and tax bases of assets and liabilities at enacted tax rates in effect in the year in which the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts expected to be realized.

Net Loss Per Share

          Historical net loss per share is computed based on the loss for the period divided by the weighted average number of shares of common stock outstanding during each period. Historical net loss per share and the weighted average number of shares of common stock outstanding for the years ended December 31 are as follows:

                                                                     1996         1995         1994
                                                                  -----------  -----------  -----------

Loss per share before extraordinary item......................    $    (3.80)  $    (0.54)  $    (0.04)
Extraordinary loss per share..................................         (0.17)
                                                                  ----------   ----------   ----------

Net loss per share............................................    $    (3.97)  $    (0.54)  $    (0.04)
                                                                  ==========   ==========   ==========

Weighted average number of shares of  common stock outstanding.    7.717.755    5,946,338    3,337,685
                                                                  ==========   ==========   ==========


          In accordance with the Securities and Exchange Commission rules, potentially dilutive instruments issued within one year prior to the Company's initial public offering at exercise prices below the initial public offering price must be treated as outstanding for all periods presented in the initial public offering prospectus. Accordingly, 2,167,438 and 4,966,000 additional shares are reflected in the weighted average number of shares of common stock outstanding in computing the unaudited pro forma net loss per share for the years ended December 31, 1996 and 1995, respectively.

          In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share." This statement specifies the computation, presentation, and disclosure requirements for earnings per share ("EPS"), to simplify the existing computational guidelines and increase comparability on an international basis. The statement will be effective for the year ending December 31, 1997. This statement will replace "primary" EPS with "basic" EPS, the principal difference being the exclusion of common stock equivalents in the computation of basic EPS. In addition, this statement will require the dual presentation of basic and diluted EPS on the face of the consolidated statement of operations. Due to the Company's net losses, basic and diluted EPS computed pursuant to this statement are not expected to be materially different from the historical net losses per share previously presented.

                ADVANCED RADIO TELECOM CORP. AND SUBSIDIARIES

Use of Estimates

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

3.  SPECTRUM ACQUISITIONS:

CommcoCCC Licenses

          In June 1996, the Company agreed to acquire 129 38 GHz licenses from CommcoCCC, Inc. ("CommcoCCC") in exchange for 6 million shares of the Company's common stock, which acquisition was consummated in February 1997. The aggregate market value of the common shares issued to CommcoCCC was approximately $88 million. The Company incurred approximately $3 million in fees in connection with this acquisition, of which approximately $1 million had been paid as of December 31, 1996 and included in other assets.

          The Company has given a stockholder of CommcoCCC an option to purchase FCC licenses in specified market areas in which the Company will have more than one license. The Option is exercisable only in the event that the stockholder receives licenses pursuant to pending applications covering a minimum specified population and expires in August 1997. The price of licenses to be purchased under the option is based upon a formula that considers the market price of the Company's common stock on the date of exercise.

ART West Licenses

          In February 1997, the Company completed its acquisition from Extended Communications, Inc. ("Extended") of the remaining 50% interest in ART West, a partnership jointly controlled by Extended and the Company, for $6 million in cash, of which $3 million was paid in November 1996. The Company's initial 50% interest was obtained in 1995 through its initial capital contribution of $255,000 in cash and 26,773 shares of common stock. ART West held certain 38 GHz licenses that were transferred to the Company upon the completion of the acquisition. An officer of the Company is the president and a shareholder of Extended.

EMI Licenses

          In November 1995, the Company acquired from EMI Communications Corp. ("EMI") certain 38 GHz radio spectrum licenses and related assets (the "EMI Licenses") in exchange for $3 million in cash and a $1.5 million non-negotiable promissory note. Landover advanced $175,000 to the Company to fund a portion of the initial payment to EMI, which was repaid in 1995. The total purchase price, including expenses, was allocated to the acquired assets as follows:

      FCC licenses..............................   $4,226,821
      Property and equipment....................      297,150
                                                   ----------
                                                   $4,523,971
                                                   ==========

                ADVANCED RADIO TELECOM CORP. AND SUBSIDIARIES

4.  PROPERTY AND EQUIPMENT:

          Property and equipment at December 31 were as follows:

                                                                   1996         1995
                                                               ------------  -----------
Wireless transmission equipment placed in service............  $ 5,303,386   $  297,150
Wireless transmission equipment not yet placed in operation..   10,727,923    3,199,755
Computer software............................................    2,334,683
Computer hardware............................................    1,063,928
Office furniture and equipment...............................      458,698       93,414
Other equipment and vehicles.................................      333,152
                                                               -----------   ----------
                                                                20,221,770    3,590,319
Accumulated depreciation.....................................     (917,921)      (8,758)
                                                               -----------   ----------
                                                               $19,303,849  $ 3,581,561
                                                               ===========  ===========

          Depreciation expense for the years ended December 31, 1996, 1995 and 1994 was $909,163, $7,031, and $1,727, respectively.

5.  INCOME TAXES:

          Deferred tax assets and liabilities at December 31 were as follows:

                                                    1996         1995
                                                ------------  ----------
Deferred tax assets:
 Net operating loss carryforwards............   $ 9,100,000   $ 870,000
 Accrued compensation and benefits...........       470,000
 Valuation allowance.........................    (9,258,000)   (870,000)
                                                -----------   ---------
                                                 $  312,000   $
                                                ===========   =========
Deferred tax liabilities:
 Depreciation and amortization...............    $ (312,000)
                                                ===========


          Differences between the tax bases of assets and liabilities and their financial statement amounts are reflected as deferred income taxes based on enacted tax rates. The net deferred tax assets have been reduced by a valuation allowance based on management's determination that the recognition criteria for realization has not been met.

          At December 31, 1996, the Company has accumulated net operating loss carryforwards for Federal income tax purposes of approximately $26.7 million which expire between 2008 and 2011. The Company's ability to use its net operating losses to offset future income is subject to restrictions in the Internal Revenue Code which could limit the Company's future use of its net operating losses if certain stock ownership changes occur.

                ADVANCED RADIO TELECOM CORP. AND SUBSIDIARIES

6.  LONG-TERM DEBT, BRIDGE, AND OTHER FINANCINGS:

Long-Term Debt

          Long-term debt as of December 31 consisted of the following:

                                                                                          1996         1995
                                                                                      ------------  ----------
EMI note, payable in quarterly installments of principal of $187,500 plus interest
 at prime plus 2% (10.25% at December 31, 1996), through January 1, 1999...........   $ 1,312,500   $1,500,000

Equipment financing note, net of original issue discount of $333,476, payable in monthly installments of $92,694 including interest at 17.26%, and final
 payment of $642,305 due April 29, 1998............................................     1,446,699

GTE software financing, payable in monthly installments of $67,000 including
 interest at 8.5%, through December 1, 1999........................................     2,079,372

Other..............................................................................       138,675

Advent notes, payable on demand on or after May 13, 1997...........................                  4,950,000
                                                                                      -----------   ----------
                                                                                        4,977,246    6,450,000
Less current portion...............................................................    (1,893,161)
                                                                                      -----------
                                                                                      $ 3,084,085   $6,450,000
                                                                                      ===========   ==========

          The aggregate amount of the principal payments for long-term debt as of December 31, 1996 follows:

YEAR ENDED DECEMBER 31:
------------------------
            1997...........   $2,159,941
            1998...........    2,346,811
            1999...........      803,970
                              ----------
                              $5,310,722
                              ==========

          The equipment financing note is collateralized by a portion of the Company's wireless transmission equipment and a $1 million certificate of deposit. The certificate of deposit is included in restricted cash. In connection with the issuance of the equipment financing note, certain shareholders of the Company guaranteed payment of the note in exchange for warrants to purchase 118,181 shares of the Company's common stock for $17.19 per share and $225,000 in fees. In November 1996, the shareholders were released from the guarantee.

Bridge Financings

          During 1996 the Company issued in the aggregate $12 million of bridge financings in three private placements, consisting of $5 million of 10% notes issued in March 1996, $3 million of 14.75% notes issued in July 1996, and $4 million of 14.75% notes issued in September and October 1996. Of these notes, approximately $8.1 million principal amount was issued to certain shareholders of the Company and CommcoCCC. Warrants to purchase in the aggregate 603,637 shares of the Company's common stock (the "Bridge Financing Warrants") at a price per share ranging from $15.00 to $17.19, were issued in connection with these bridge financings.

          In November 1996, the Company repaid these bridge financings with the proceeds from the initial public offering of the Company's common stock. The early repayment of these bridge financings resulted in an extraordinary loss arising from the write-off of the unamortized note discounts and the related deferred financing costs.

          In November 1995, the Company issued $4.95 million in 10% promissory notes and one share of the Company's Series A redeemable preferred stock to certain limited partnerships controlled by Advent International

                ADVANCED RADIO TELECOM CORP. AND SUBSIDIARIES

Corp. in exchange for $5 million in cash. In February 1996, the notes, related accrued interest and the redeemable preferred stock were exchanged for 232,826 shares of Series E preferred stock.

Public Debt Offering

          In February 1997, the Company received $135 million of gross proceeds from a public offering of $135 million of 14% Senior Notes due 2007 (the "Senior Notes") and warrants to purchase an aggregate of 2,731,725 shares of the Company's common stock for $0.01 per share. The Company used approximately $51.8 million of the net proceeds of this offering to purchase a portfolio of U.S. Treasury securities, pledged as collateral for the payment of interest on the Senior Notes through February 15, 2000.

          The Senior Notes are unsecured senior obligations of the Company, due February 2007, with interest payable on February 15 and August 15 of each year and are redeemable at the Company's option beginning in February 2002 at redemption prices declining to par. The Senior Notes were issued under an indenture which contains covenants limiting the Company's ability to incur additional debt, pay dividends or make other distributions, incur liens, merge or sell assets, or enter into certain transactions with related parties, among other restrictions.

CIBC Financing Commitment

          In November 1996, in connection with Company's initial public offering of common stock, the Company entered into agreements with certain lenders which provided for the issuance of up to $50 million of Senior Secured Notes (the "CIBC Financing Commitment"), at any time at the Company's option through February 1997. In connection with the CIBC Financing Commitment, the Company paid placement and commitment fees and other expenses of approximately $1.9 million and issued warrants to purchase 300,258 shares of common stock (the "CIBC Warrants") at an exercise price of $0.01 per share. No amounts were borrowed under the CIBC Financing Commitment. The CIBC Financing Commitment was terminated in connection with the issuance of the Senior Notes.

7.  COMMITMENTS AND CONTINGENCIES:

Equipment Purchase Agreement

          In August 1995, the Company entered into an agreement to purchase wireless transmission equipment from a vendor. Under the terms of the agreement, the Company is obligated to purchase a specified number of wireless transmission units between August 1995 and December 31, 1998, subject to termination upon 90 days advance notice by either party. At December 31, 1996, this obligation amounted to approximately $9.5 million.

          The Company currently purchases the majority of its wireless transmission equipment from this vendor. There are a limited number of other manufacturers who have, or are developing, equipment that would meet the Company's requirements; however, there can be no assurance that such equipment would be available to the Company on comparable terms or on terms more favorable to those included in its current arrangements. Moreover, a change in vendors could cause a delay in the Company's ability to provide its services, which would affect future operating results adversely.

                ADVANCED RADIO TELECOM CORP. AND SUBSIDIARIES

Operating Leases

          The Company has entered into operating leases for office space and antenna sites which expire between 1997 and 2002. Lease expense amounted to approximately $618,000, $16,000 and $6,400 for 1996, 1995 and 1994,
respectively. Future annual minimum lease payments as of December 31, 1996 are as follows:

          1997..............    $  645,493
          1998..............    $  535,021
          1999..............    $  526,200
          2000..............    $  500,439
          2001..............    $  500,547
          Thereafter........    $  382,033
                                ----------
                                $3,089,733
                                ==========

Research and Development Arrangements

          During 1996, the Company funded approximately $400,000 of research and development with an entity, of which an executive of the Company was a shareholder and former director, related to development of wireless transmission equipment.

Employment Agreements

          The Company has entered into various employment agreements with certain executives that provide for annual base salaries and cash bonuses based on achievement of specific performance goals.

DCT Agreement

          In June 1996, the Company entered into an agreement with DCT Communications, Inc. ("DCT") to acquire 16 38 GHz licenses from DCT for $3.6 million in cash. DCT has alleged that the Company has failed to satisfy a provision of the agreement, causing it to terminate and DCT to be able to retain a $100,000 deposit. Although the Company believes that it has satisfied such provision, there can be no assurance as to the outcome of such dispute. The Company does not currently expect to purchase the licenses pursuant to the agreement.

Contingencies

          The Company is party to certain claims and makes routine filings with the FCC and state regulatory authorities. Management believes that the resolution of any such claims or matters arising from such filings, if any, will not have a material adverse impact on the consolidated financial position, results of operations or cash flows of the Company.

8.  CAPITAL STOCK:

Preferred Stock

          The Company is authorized to issue 10 million shares of $0.001 par value serial preferred stock. Each series of the preferred stock issued is a separate class and, as a class, has a liquidation preference equal to the aggregate purchase price paid for such class. As of December 31, 1996, there were no shares of preferred stock outstanding. The historical share information regarding the Company's preferred stock activity follows:

                ADVANCED RADIO TELECOM CORP. AND SUBSIDIARIES

                                                                              SERIAL PREFERRED STOCK
                                                       -----------------------------------------------------------------------
                                                       SERIES A   SERIES B  SERIES C  SERIES D  SERIES E SERIES F     TOTAL
                                                       --------   --------  --------  --------  -------- --------   ----------
Year ended December 31, 1995:
Issuance of preferred stock to limited partnerships
affiliated with Landover for cash:
  Series A...........................................   332,091                                                       332,091
  Series B...........................................               82,318                                             82,318
  Series C...........................................                         5,402                                     5,402
Issuance of Series D preferred stock for cash........                                  61,640                          61,640
Shares issued to reflect  anti-dilution..............     2,852      4,189                                              7,041
                                                       --------   --------  -------   -------   -------- ---------  ---------
                                                        334,943     86,507    5,402    61,640                         488,492
Year ended December 31, 1996:
Issuance of Series E preferred stock.................                                            232,826              232,826
Shares issued to reflect anti-dilution...............   120,607     28,172    1,961                                   150,740
Issuance of Series F preferred stock to Ameritech....                                                       48,893     48,893
                                                       --------   --------  -------   -------   -------- ---------  ---------
                                                        455,550    114,679    7,363    61,640    232,826    48,893    920,951
Serial preferred stock converted to common stock
in connection with initial public offering of
common stock.........................................  (455,550)  (114,679)  (7,363)  (61,640)  (232,826)  (48,893)  (920,951)

Common Stock

          The Company is authorized to issue 100 million shares of common stock, $0.001 par value. As of December 31, 1996, and February 25, 1997, there were 13,559,420 and 19,559,420 shares of the Company's common stock outstanding, respectively.

          The Company was initially formed in August 1993 by two of its executives and during November 1993, the Company issued additional shares of common stock in a private placement to a limited partnership. During March 1994, an affiliate of the limited partnership contributed $100,000 to the Company in exchange for 214,183 shares of common stock and a $70,000 promissory note. In connection with this financing, the Company issued an additional 856,732 shares of common stock to all of the then existing shareholders. In March 1995, the limited partnership agreed to assign the $70,000 promissory note, plus accrued interest, to the executives in exchange for two new promissory notes executed by the executives. Concurrent with the exchange of the promissory notes, the executives contributed the $70,000 promissory notes plus accrued interest to the Company, for which contribution there were no additional shares issued.

          In March and April 1995, the Company entered into certain agreements with Landover pursuant to which Landover agreed to invest or cause to be invested $7 million in the Company (the "Landover Funding Commitment") in exchange for approximately 3.1 million shares of the Company's common stock issued to Landover and certain of its affiliates. The agreements also contained provisions under which additional shares of the Company's preferred and common stock would be issued to shareholders of the Company, excluding Landover, for no consideration, such that the additional securities issued to satisfy the Landover Funding Commitment would dilute only Landover's ownership interest in the Company. The preferred stock transactions in 1995 and 1996 satisfied the Landover Funding Commitment and, as a result, the anti-dilution provisions terminated. As the actual cash proceeds received from these preferred stock transactions were in excess of Landover's commitment, the Company redeemed 293,791 shares of common stock from Landover for $2 million.

          As part of the Landover Funding Commitment, approximately 1.9 million shares of the Company's common stock previously held by certain individual shareholders were placed in escrow to be released upon attainment of certain objectives, including the acquisition of a specified number of 38 GHz licenses ("Escrow Shares"). In November 1995,

                ADVANCED RADIO TELECOM CORP. AND SUBSIDIARIES

681,102 Escrow Shares, with an estimated fair value of approximately $800,000, were released as a result of the acquisition of the EMI Licenses. In February 1996, the remaining Escrow Shares, with an estimated fair value of $6.8 million, were released as part of a reorganization of the Company. The estimated fair values of the Escrow Shares on the dates such shares were released were recorded as compensation expense and as an increase in additional paid-in capital.

          In February 1996, the Company sold 48,893 shares of preferred stock for an aggregate purchase price of $2.5 million to Ameritech Development Corporation ("Ameritech"). In addition, the Company entered into a strategic distribution agreement with Ameritech Corp., the parent of Ameritech, and, as partial consideration, granted warrants to Ameritech to purchase up to 318,959 shares of common stock at an exercise price of $0.01 per share. The Company recorded the estimated value of the strategic distribution agreement of $1.1 million as marketing expense and additional paid-in capital in 1996. The Company incurred fees of $150,000 in connection with this transaction. In December 1996, Ameritech exercised its warrants and was issued 318,374 shares of common stock by the Company.

          The financial statements and footnotes reflect the effects of various common stock splits and reverse stock splits, including a 1 for 2.75 reverse split of the Company's common stock effected in October 1996. All references to the number of shares, per share amounts and par value amounts have been restated for all stock splits and reverse stock splits. Such stock splits and reverse stock splits have no impact on the total amount of stockholders' equity (deficit).

Initial Public Common Stock Offering

          During November 1996, the Company completed an initial public offering of 2,300,500 shares of common stock, raising approximately $34.5 million of gross proceeds. The Company incurred approximately $6.1 million of expenses in connection with this offering.

Warrants to Purchase Common Stock

          The Company has issued warrants to purchase common stock in connection with its financing activities during the year ended December 31, 1996. The following summarizes the warrants outstanding at December 31, 1996:

                                          Exercise
                                          Number of  Price per  Period of
                                           Shares      Share    Exercise
                                          ---------  ---------  ---------

    Equipment financing warrants......      118,181      17.19       2001
    Bridge Financing Warrants.........      400,000      17.19       2001
    Bridge Financing Warrants.........      203,637      15.00       2001
    CIBC Warrants.....................      300,258       0.01       2001

The warrants contain certain anti-dilution provisions.

          In February 1997, in connection with the issuance of the Senior Notes, the Company issued warrants to purchase 2,731,725 shares of the Company's common stock at an exercise price of $0.01 per share. The warrants will be exercisable at any time after August 15, 1997 through February 2007.

Stock Option Plans

          During 1996, the Company adopted the Restated Equity Incentive Plan (the "Plan") that permits the Company to grant incentive and non-qualified options and other equity incentives to employees and independent consultants of the Company. The Company has reserved 1,400,000 shares of common stock for issuance under the Plan. The exercise price of incentive options granted under the Plan may not be less than 100% of the fair market value of the common

                ADVANCED RADIO TELECOM CORP. AND SUBSIDIARIES stock on the grant date. Options granted under the Plan are generally exercisable for a term that does not exceed ten years from the date of grant.

          In May 1996 the Company adopted the 1996 Non-Employee Directors Automatic Stock Option Plan (the "Directors Plan"), which provides for the automatic grant of stock options to non-employee directors to purchase up to an aggregate of 75,000 shares.

          The Company applies the accounting provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations for its stock-based plans. Accordingly, compensation costs for employee stock options is measured as the excess, if any, of the fair value of the Company's stock at the measurement date over the amount an employee must pay to acquire the stock. Deferred compensation costs charged to operations was $850,663 and $287,603 in 1996 and 1995, respectively, and as of December 31, 1996, unearned compensation costs amounted to $449,312.

          A summary of the stock option transactions follows:

                                                                      Weighted Average
                                                         Shares        Exercise Price
                                                    -----------------  --------------

          Options granted in 1995.................           382,630          $ 2.276
                                                             -------

          Options outstanding, December 31, 1995..           382,630            2.276
               Options granted....................           461,112           16.074
               Options canceled...................           (16,363)          12.247
                                                             -------

          Options outstanding, December 31, 1996..           827,379          $ 9.950
                                                             =======

          The Company has adopted the disclosure provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). Had the Company elected to recognize compensation costs as provided for by SFAS No. 123, the Company's net loss and per share amounts on a pro forma basis for the years ended December 31 would have been as follows:

                                                                    1996           1995
                                                                  Pro Forma     Pro Forma
                                                                -------------  -----------

          Loss before extraordinary item..................      $(29,410,915)  $(3,049,032)
          Extraordinary item..............................        (1,339,996)
                                                                ------------   -----------

          Net loss........................................      $(30,750,911)  $(3,049,032)
                                                                ============   ===========

          Loss per share before extraordinary item........      $      (3.81)  $     (0.51)
          Extraordinary loss per share....................             (0.17)
                                                                ------------   -----------

          Net loss per share..............................      $      (3.98)  $     (0.51)
                                                                ============   ===========


                ADVANCED RADIO TELECOM CORP. AND SUBSIDIARIES

The weighted average fair values per share at the date of grant for options granted during the years ended December 31, 1996 and 1995 were as follows:

                                                                          1996   1995
                                                                          -----  -----

          Options granted with exercise prices equal to the fair value of the stock at the date of grant........................  $6.59  $0.82
          Options granted with exercise prices greater than the fair value of the stock at the date of grant.....................  $7.04

          The assumptions applied in these valuations for periods prior to the Company becoming a public entity were (i) use of the minimum value method, (ii) risk free interest rates ranging from 6.1% to 6.5%, (iii) assumed expected lives of 3 to 5 years, and (iv) no expected dividends. The assumptions applied for periods subsequent to the Company becoming a public entity were (i) use of the Black-Scholes option pricing model, (ii) risk free interest rates ranging from 5.8% to 6.0%, (iii) expected volatility rate of approximately 60%, (iv) assumed expected lives of 3 to 5 years, and (v) no expected dividends.

                ADVANCED RADIO TELECOM CORP. AND SUBSIDIARIES

          The following table summarizes information about fixed-price options outstanding at December 31, 1996 as follows:

                                               Weighted-
                                 Number         Average         Weighted-       Number       Weighted-
                               Outstanding     Remaining         Average      Exercisable     Average
Exercise Price                 at 12/31/96  Contractual Life  Exercise Price  at 12/31/96  Exercise Price
-----------------------------  -----------  ----------------  --------------  -----------  --------------
$ 1.624 to 4.543.............      382,630                 3         $ 2.276      194,876         $ 2.136
$10.835 to 17.188............      444,749               4.5         $16.552       58,887         $16.163

9.   RELATED PARTY TRANSACTIONS:

          In 1995 and 1996, the Company entered into various management consulting agreements with Landover. Fees paid to Landover under the agreements totaled approximately $830,000 and $70,000 in 1996 and 1995, respectively. The agreements with Landover terminated in November 1996. Additionally, the Company paid Landover approximately $390,000 for expenses in connection with the Landover Funding Commitment.

          The Company has paid legal fees to a law firm in which a principal of the law firm was also an officer of the Company. Total fees paid to such law firm were approximately $520,000, $210,000 and $74,600 in 1996, 1995 and 1994,
respectively.

10.  FAIR VALUES OF FINANCIAL INSTRUMENTS:

          The carrying amounts and the estimated fair values of the Company's financial instruments at December 31, 1996 were as follows:

                                        Carrying      Fair
                                         Amount      Value
                                       ----------  ----------

   Cash and cash equivalents.......    $1,974,407  $1,974,407
   Restricted cash.................     1,032,060   1,032,060
   EMI Note........................     1,312,500   1,312,500
   Other long-term debt............     3,664,746   3,950,568

          Cash, cash equivalents and restricted cash: The carrying amount reported in the balance sheet approximates fair value.

          EMI Note and other long-term debt: The fair values are based upon interest rates currently available to the Company for issuance of similar debt with similar terms and maturities.

                ADVANCED RADIO TELECOM CORP. AND SUBSIDIARIES

11.  SUPPLEMENTAL CASH FLOW INFORMATION:

          Supplemental disclosure of cash flow information are summarized below for the years ended December 31:

                                                                           1996        1995
                                                                        ----------  ----------

Non-cash financing and investing activities:
          Additions to property and equipment.........................  $9,548,102  $2,666,630
          Exchange of Advent Notes for Series E preferred stock,
            net of deferred financing costs...........................   4,673,186
          Value ascribed to issuance of warrants......................   2,115,388
          Accrued deferred financing costs............................     300,405     370,617
          Issuance of promissory note payable to EMI..................               1,500,000
          Conversion of note payable and interest to common stock.....                  75,250
          Issuance of stock and contribution of licenses to ART West..                  30,000
Interest paid                                                           $  926,821

ADVANCED RADIO TELECOM CORP. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

                                                                       June 30,
ASSETS                                                                   1997
                                                                      ----------
                                                                      (Unaudited)
Current assets:
 Cash and cash equivalents                                          $ 24,463,966
 Short-term investments                                               19,671,556
 Pledged securities                                                   18,251,339
 Accounts receivable                                                     448,303
 Prepaid  and other current assets                                       305,168
                                                                   -------------
Total current assets                                                  63,140,332

Restricted cash                                                        1,032,060
Pledged securities                                                    34,787,959
Property and equipment, net of accumulated depreciation and
 amortization of $2,117,904                                           28,228,836
FCC licenses, net of accumulated amortization of
 $1,267,303                                                          131,822,061
Deferred financing costs, net                                          4,300,668
Other assets                                                             636,265
                                                                   -------------
    Total assets                                                    $263,948,181
                                                                   =============
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Trade accounts payable                                             $  1,657,015
 Accrued compensation and benefits                                     1,934,891
 Accrued interest payable                                              7,508,219
 Other accrued liabilities                                               446,243
 Current portion of long-term debt                                     2,495,510
                                                                    ------------
    Total current liabilities                                         14,041,878

Long-term debt, net of current portion                               107,782,634
Deferred income tax liability                                         30,371,368
                                                                   -------------
    Total liabilities                                                152,195,880
                                                                   -------------
Commitments and contingencies

Stockholders' equity:
 Common stock, $.001 par value, 100,000,000 shares authorized,
  19,749,452 shares issued and outstanding                                19,749
 Additional paid-in capital                                          170,931,302
 Accumulated deficit                                                 (59,198,750)
                                                                   -------------
    Total stockholders' equity                                       111,752,301
                                                                   -------------

     Total liabilities and stockholders' equity                     $263,948,181
                                                                    ============

The accompanying notes are an integral part of the unaudited interim consolidated financial statements.

ADVANCED RADIO TELECOM CORP. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations (Unaudited)


                                             Six months ended June 30,
                                                 1997            1996
                                             -------------------------
Service revenue                            $    328,223    $     61,520
Equipment sales and construction
  revenue                                       356,970
                                           ------------    ------------
     Total revenue                              685,193          61,520
                                           ------------    ------------

Costs and expenses:
   Technical and network operations           2,621,878         270,319
   Cost of equipment sales and
      construction                              214,399
   Sales and marketing                        6,241,797       1,472,198
   General and administrative                 6,383,433      11,364,281
   Research and development                     128,715         521,406
   Depreciation and amortization              2,361,275         278,375
                                           ------------    ------------
     Total operating costs and expenses      17,951,497      13,906,579
                                           ------------    ------------

Loss from operations                        (17,266,304)    (13,845,059)

Interest expense                             (8,616,576)       (618,694)
Financing commitment expense                 (2,699,881)
Other                                                        (1,248,000)
Interest income                               2,559,574          39,889
                                           ------------    ------------
     Loss before income taxes               (26,023,187)    (15,671,864)

Deferred income tax benefit                     864,797
                                           ------------    ------------
     Net loss                              $(25,158,390)   $(15,671,864)
                                           ============    ============

Pro forma net loss per share of
  common stock                                              $     (1.44)
                                                            ===========
Pro forma weighted average shares                            10,912,338
  of common stock                                           ===========

Net loss per share of common stock         $      (1.42)    $     (2.38)
                                           ============     ============
Weighted average shares of
  common stock                               17,735,974       6,577,461
                                           ============    ============

The accompanying notes are an integral part of the condensed consolidated financial statements.

ADVANCED RADIO TELECOM CORP. AND SUBSIDIARIES
Condensed Consolidated Statement of Stockholders' Equity (Unaudited) for the six months ended June 30, 1997


                                             Common Stock             Additional
                                        ------------------------       Paid-In       Accumulated
                                         Shares       Par Value        Capital         Deficit        Total
                                        ---------     ----------     -----------     ------------    -------

Balance, December 31, 1996             13,559,420        $13,559    $ 53,976,721   $(34,040,360)   $ 19,949,920

Common stock issued in connection
    with the acquisition of the
    CommcoCCC, Inc. licenses            6,000,000          6,000      87,744,000                     87,750,000

Value ascribed to warrants issued
     with Senior Notes                                                29,707,509                     29,707,509

Warrant issuance costs                                                (1,254,697)                    (1,254,697)

Accrued stock option compensation                                        449,313                        449,313

Stock options exercised                   190,032            190         308,456                        308,646

Net loss                                                                            (25,158,390)    (25,158,390)
                                       ----------       --------    ------------   ------------   -------------
Balance, June 30, 1997                 19,749,452        $19,749    $170,931,302   $(59,198,750)   $111,752,301
                                       ==========       ========    ============   ============    ============

The accompanying notes are an integral part of the condensed consolidated financial statements.

ADVANCED RADIO TELECOM CORP. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)


                                                          Six months ended June 30,
                                                        -----------------------------
                                                            1997             1996
                                                        ------------    -------------
Cash flows from operating activities:
Net loss                                                $(25,158,390)   $(15,671,864)
Adjustments to reconcile net loss to net cash used
in operating activities:
 Non-cash compensation expense                               449,313       7,362,726
 Non-cash marketing expense                                                1,053,000
 Depreciation and amortization                             2,361,275         278,375
 Non-cash financing commitment expense                     2,699,881
 Write-off of deferred financing costs                                     1,248,000
 Non-cash interest expense                                   824,263         587,992
 Changes in assets and liabilities:
  Accrued interest payable                                 7,491,060         167,567
  Accounts receivable                                      1,371,290
  Accrued interest on pledged securities                  (1,261,232)
  Accounts payable and accrued liabilities                (1,674,200)       (890,333)
  Deferred income taxes                                     (864,797)
  Deposits and other assets                                 (198,774)        (50,381)
  Prepaid expenses and other current assets                  (78,474)        (79,615)
                                                        ------------     -----------
   Net cash used in operating activities                 (14,038,785)     (5,994,533)
                                                        ------------     -----------

Cash flows from investing activities:
 Additions to property and equipment                     (15,571,289)     (3,050,607)
 Additions to FCC licenses                                (5,398,269)
 Additions to short-term investments                     (19,671,556)
 Investment in restricted cash                                            (1,000,000)
 Investment in pledged securities                        (51,778,066)
                                                        ------------     -----------
   Net cash used in investing activities                 (92,419,180)     (4,050,607)
                                                        ------------     -----------

Cash flows from financing activities:
 Proceeds from issuance of Senior Notes and warrants     135,000,000
 Proceeds from exercise of stock options                     308,646
 Proceeds from issuance of preferred stock                                 2,500,000
 Proceeds from bridge financings                                           6,000,000
 Proceeds from issuance of equipment financing note                        2,445,000
 Stock issuance costs                                                       (150,000)
 Warrant issuance costs                                   (1,254,697)
 Principal payments on loan and long-term debt            (1,121,997)       (272,814)
 Additions to deferred financing costs                    (3,984,428)       (281,103)
                                                        ------------     -----------
   Net cash provided by financing activities             128,947,524      10,241,083
                                                        ------------     -----------

Net increase in cash                                      22,489,559         195,943

Cash, beginning of period                                  1,974,407         633,654
                                                        ------------     -----------
Cash, end of period                                     $ 24,463,966     $   829,597
                                                        ============     ===========

The accompanying notes are an integral part of the condensed consolidated financial statements.

ADVANCED RADIO TELECOM CORP. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (Unaudited)

1.   The Company and Basis of Presentation:

     Advanced Radio Telecom Corp. (Collectively with its subsidiaries "ART" or the "Company") provides wireless broadband telecommunications services using point-to-point microwave transmissions in the 38 GHz band of the radio spectrum throughout the United States.

     The unaudited condensed consolidated financial statements included herein have been prepared by the Company. The financial statements contain all adjustments, consisting only of normal recurring adjustments which are, in the opinion of the Company's management, necessary to present fairly the consolidated financial position of the Company as of June 30, 1997, the consolidated results of its operations for the six months ended June 30, 1997 and 1996, and its cash flows for the six months ended June 30, 1997 and 1996. The consolidated statements of operations for the six months ended June 30, 1996, and cash flows for the six months ended June 30, 1996, have been restated to reflect a merger in October 1996.

     The Company will require significant additional capital in 1998 to fund its operations and business plan. Based on its current business plan, the Company will require significant capital over the next few years for the continued development and expansion of its wireless broadband operations. Because the Company generally deploys radio equipment in response to customer orders, a substantial portion of its capital requirements is dependent on customer demand. Accordingly, the Company's capital requirements may increase or decrease depending largely upon the cost and amount of equipment acquired, the number of networks installed, the number of markets served and the prices charged for its services as well as other factors. In addition, if, among other things, the assumptions underlying the Company's business plan change or prove to be inaccurate or the Company changes its business plan, the Company's capital requirements may change. In the event the Company fails to obtain such financing when required, such failure could result in the modification, delay or abandonment of some or all of the Company's development and expansion plans which in turn, could have a material adverse effect on the Company.

     Certain information and footnote disclosures normally included in financial statements have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. The unaudited condensed consolidated financial statements should be read in conjunction with the Company's December 31, 1996, audited consolidated financial statements and notes thereto.

2.   Summary of Significant Accounting Policies:

     Short-Term Investments

     Short-term investments are comprised of commercial paper and other similar investments purchased with a term to maturity of more than three months. The amount reported in the balance sheet at June 30, 1997, approximates fair value.

     Property and Equipment

     As of June 30, 1997, approximately $7.0 million out of a total of $23.0 million of wireless transmission equipment had been placed in service.


3.   FCC Licenses

     In February 1997, the Company completed the acquisition (the "CommcoCCC Acquisition") of 129 38 GHz licenses from CommcoCCC, Inc. ("CommcoCCC") in exchange for six million shares of the Company's common stock. The total acquisition cost was approximately $122.2 million, comprised of the fair value of the six million shares of common stock issued of approximately $87.8 million, direct costs incurred of approximately $3.2 million and the related deferred tax liability of approximately $31.2 million.

     In connection with the CommcoCCC Acquisition, the Company granted Commco, L.L.C.,("Commco"), a stockholder of CommcoCCC, an option to acquire twelve 38 GHz licenses. Each of the licenses covers a market in which ART holds one or more other 38 GHz licenses. Commco exercised its option in June 1997, with closing subject to FCC approval. The purchase price will be paid by a non-recourse secured note and will be determined by a formula based on the sales price of the Company's common stock on the day the option was exercised and the population covered by the twelve licenses. The Company has the right to be a reseller with respect to these licenses for a term of five years at market rates.

     In February 1997, the Company completed its acquisition from Extended Communications, Inc. of the remaining 50% interest in ART West, for $6 million in cash, of which $3 million was paid in November 1996, of which the total cost has been included in FCC licenses.

4.   Senior Notes:

     In February 1997, the Company received $135 million of gross proceeds from a public offering of $135 million of 14% Senior Notes (the "Senior Notes") and warrants to purchase an aggregate of 2,731,725 shares of the Company's common stock for $0.01 per share. The aggregate value ascribed to the warrants of approximately $29.7 million, was reflected as both a debt discount and an increase in additional paid-in capital. The debt discount is accounted for as a component of interest expense using the effective interest rate method. The Senior Notes are considered to have "significant original issue discount" under Federal tax rules and the Company is not able to deduct the accretion of the debt discount for Federal income tax purposes.

5.   Income Taxes:

     Deferred income tax liabilities at June 30, 1997, consisted of approximately $44.4 million of deferred tax liabilities, principally arising from the CommcoCCC Acquisition, partially offset by approximately $13.8 million of deferred tax assets. Deferred tax assets consisted primarily of $19.3 million of net operating loss carryforwards, partially offset by a valuation allowance of approximately $5.6 million. In February 1997, the Company reversed approximately $12.8 million of its deferred tax asset valuation allowance as a result of recording deferred taxes arising from the CommcoCCC Acquisition. The valuation allowance is based on management's determination that the recognition criteria for a portion of the deferred tax assets has not been met.

     The effective tax rate is based on an estimate of the annualized tax rate and differs from the Federal statutory rate principally due to the provision for the net deferred tax asset valuation allowance.

6.   Supplemental Cash Flow Information:

     Supplemental disclosure of cash flow information is summarized below:

                                                                 SIX MONTHS ENDED JUNE 30,
                                                                 -------------------------
                                                                    1997          1996
                                                                   ------        ------

Non-cash financing and investing activities:
  Additions to property and equipment                            $   829,217   $ 4,040,806
  Value ascribed to warrants                                      29,707,509       509,937
  Issuance of shares for licenses                                 87,750,000
  Value ascribed to strategic distribution
    agreement reflected as paid-in capital                                       1,053,000
  Accrued deferred financing costs                                                 967,491
  Exchange of notes for Series E preferred stock,
      net of deferred financing costs                                            4,673,186
  Release of escrow shares                                                       6,795,514
  Conversion of note payable and interest into common stock                         75,250
Interest paid                                                        287,716        74,538


                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          Securities and Exchange Commission registration fee    $   828
          Printing                                                 2,000*
          Legal fees and expenses                                 35,000*
          Nasdaq National Market Additional Listing Fee           17,500*
          Accounting fees and expenses                             5,000*
          Miscellaneous                                          $ 4,672*
                                                                 -------
               Total...........................................  $65,000
                                                                 =======

-------------
* Estimated

ITEM 14.  Indemnification of Directors and Officers

          Section 145 of the Delaware General Corporation Law, as amended (the "DGCL"), provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amount paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had not reasonable cause to believe his conduct was unlawful.
Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court shall deem proper.

          Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or
(iv) for any transaction from which the director derived an improper personal benefit.

          The Registrant's Certificate of Incorporation provides that the liability of the directors shall be eliminated to the fullest extent permissible by Section 102(b)(7) of the DGCL, as amended. The Certificate of Incorporation further provides that the Registrant shall indemnify its directors and officers to the fullest extent permitted by Section 145 of the DGCL, as amended.

          Reference is made to each of the Indemnification Agreements incorporated by reference as Exhibit 10.7 to this Registration Statement for information regarding indemnification of directors and officers under certain circumstances.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

ART Licensing Class A and B Common Stock Private Placement

          In April 1995, the Company and LHC purchased 340,000 shares of ART Licensing Class A common stock and 640,000 shares of ART Licensing Class B common stock, respectively, for $0.001 per share, (which, after giving effect to anti-dilution adjustments and the February 1996 Reorganization converted into 3,641,111 shares and 2,650,414 shares, respectively, of Common Stock upon completion of the Company's initial public offering). In addition, Hedgerow Corporation of Maine and Toro Financial Corp. purchased 15,000 shares and 5,000 shares, respectively, of ART Licensing Class A common stock for $0.001 per share, (which, after giving effect to the anti-dilution adjustments and the February 1996 Reorganization, converted into 160,637 shares and 53,546 shares of Common Stock, respectively, upon completion of the Company's initial public offering). The securities issued in the above transactions were offered and sold in reliance upon the exemption from registration under Section 4(2) of the Act. The recipients made certain representations as to the nature of their investments and had adequacy of access to information about the Registrant.

Preferred Stock

          In a series of separate private placements in 1995, the Company issued to various limited partnerships, the general partner of each of which was controlled by LHC, 419,677 shares of ART Licensing Series A preferred stock (which converted into 1,983,927 shares of Common Stock upon completion of the Company's initial public offering) for $1,006,600, 114,679 shares of ART Licensing Series B preferred stock (which converted into 542,119 shares of Common Stock upon completion of the Company's initial public offering) for $880,700 and 7,363 shares of ART Licensing Series C preferred stock (which converted into 34,807 shares of Common Stock upon completion of the Company's initial public offering) for $112,700. In a separate private placement, ART Licensing also sold 61,640 shares of ART Licensing Series D preferred stock (which converted into 291,390 shares of Common Stock upon completion of the Company's initial public offering) for $2,000,000. The securities issued in each of the foregoing transactions were offered and sold in reliance on an exemption from registration under Regulation D promulgated under the Act.

          In the February 1996 reorganization of ART Licensing, Global Private Equity II, L.P., Advent Partners Limited Partnership and Advent International Investors II L.P. (collectively, "Advent") exchanged $50,000 stated amount of the Company's preferred stock and a $4.95 million note of the Company for 232,826 shares of ART Licensing Series E preferred stock (which converted into 1,100,632 shares of Common Stock upon completion of the Company's initial public offering). The securities issued in the foregoing transaction were offered and sold in reliance on an exemption from registration under Regulation D promulgated under the Act.

          On February 2, 1996, Ameritech Development Corp. ("Ameritech") purchased 48,893 shares of ART Licensing Series F preferred stock (which converted into 231,131 shares of Common Stock upon completion of the Company's initial public offering). In addition, in connection with the Ameritech Strategic Distribution Agreement, ART Licensing granted Ameritech a ten-year warrant to purchase 318,959 shares of ART Licensing common stock exercisable at a nominal price per share (the "Ameritech Warrant") which warrant has been exercised. The securities issued in each of the foregoing transactions were offered and sold in reliance on an exemption from registration under Regulation D promulgated under the Act.

March Bridge Notes

          On March 8, 1996, ART Licensing issued in a private placement $5,000,000 principal amount of two year, 10% unsecured notes (the "March Bridge Notes") and five-year warrants to purchase up to an aggregate of 400,000 shares of ART Licensing common stock at a price of $17.1875 per share (the "March Bridge Warrants") to then existing shareholders of ART Licensing and their affiliates and other accredited investors. The securities issued in the foregoing transaction were offered and sold in reliance on an exemption from registration under Regulation D promulgated under the Act.

Indemnitor Warrants

          In April 1996, in connection with credit support for an equipment financing offered to ART Licensing by Mark C. Demetree and a member of his immediate family and LHC (the "Indemnitors"), the Company issued to the Indemnitors in a private placement five-year warrants to purchase an aggregate of 118,181 shares of Common Stock. The securities issued in the foregoing transactions were offered and sold in reliance on an exemption from registration under Regulation D promulgated under the Act.

September Bridge Financing

          In August 1996, the Company received commitments for $3.0 million of 14.75% unsecured notes due March 1998 (the "September Bridge Notes"). The September Bridge Notes were funded from August 30, 1996 to October 1996. In October 1996, the Company received an additional $1.0 million of proceeds therefrom. The Company also issued five-year warrants to purchase up to an aggregate of 116,364 shares of Common Stock at a price of $15.00 per share (the "September Bridge Warrants") to then existing shareholders of ART Licensing and their affiliates and other accredited investors. The securities issued in the foregoing transaction were offered and sold in reliance on an exemption from registration under Regulation D promulgated under the Act.

CIBC Financing Commitment

          The Company entered into agreements with certain investors (the "CIBC Investors") which provided for the issuance of $50.0 million of the Company's 12.5% Senior Secured Notes due 1998 (the "Senior Secured Notes") at any time, at the Company's option, until February 10, 1997 (the "CIBC Financing Commitment"). In connection with the CIBC Financing Commitment, the Company issued five-year warrants to purchase 300,258 shares of Common Stock at a nominal exercise price to the CIBC Investors. The Company did not elect to issue the Senior Secured Notes, and the CIBC Financing Commitment was terminated. The securities issued in the foregoing transaction were offered and sold in reliance on an exemption from registration under Regulation D promulgated under the Act.

The Merger with ART Licensing

          In October 1996, the Company merged with ART Licensing through a wholly owned subsidiary, in which the holders of ART Licensing Common Stock received 2,945,848 shares of Common Stock and holders of ART Licensing preferred stock received 920,951 shares of preferred stock of the Company, which was converted into 4,353,587 shares of Common Stock upon the consummation of the Company's initial public offering in November 1996. The securities issued in the foregoing transaction were offered and sold in reliance on an exemption from registration under Regulation D promulgated under the Act.

CommcoCCC Acquisition

          On February 25, 1997, the Company acquired the CommcoCCC Assets from CommcoCCC in exchange for 6,000,000 shares of Common Stock. Simultaneous with the execution of the CommcoCCC agreement pursuant to which the CommcoCCC Acquisition was consummated (the "CommcoCCC Agreement"), the stockholders of CommcoCCC loaned $3.0 million on a secured, subordinated basis bearing interest at the prime rate and payable on September 30, 1996 and issued three- year warrants to acquire 18,182 shares of Common Stock at $24.75 per share. In connection with an amendment to the CommcoCCC Agreement, the Company modified the terms of such warrants, reduced the exercise price of such warrants to $15.00 per share and increased the number of shares issuable upon exercise to 87,273 shares. The securities issued in the foregoing transaction were offered and sold in reliance on an exemption from registration under Regulation D promulgated under the Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibits

Exhibit
Number      Description
------      -----------

3.1         --Amended and Restated Certificate of Incorporation.
3.2         --Restated and Amended Bylaws of Registrant.
3.3         --Certificate of Designation.
4.1         --Specimen of Common Stock Certificate.
4.2         --Indenture relating to the Senior Notes.
4.3         --Specimen of Senior Note (included in Exhibit 4.2).
4.4         --Collateral Pledge and Security Agreement relating to the Senior
              Notes.
4.5         --Form of Warrant Agreement in connection with offering of Senior
              Notes.
4.6         --Specimen of Warrant Certificate in connection with offering of
              Senior Notes (included in Exhibit 4.5).
4.7         --Shareholders' Rights Agreement.
4.8         --Form of Rights Certificate.
5.1         --Opinion of Ropes & Gray.
9.1         --Voting Trust Agreement dated November 5, 1996.
9.2         --Form of Trustee Indemnification Agreement.
9.3         --Cooperation Agreement dated November 5, 1996.
9.4         --Confidentiality Agreement dated November 5, 1996.
10.1        --Employment Agreement between the Company and Vernon L.
              Fotheringham, dated December 16, 1995.
10.2        --Severance Agreement between the Company and Steven D. Comrie, dated April 13, 1997.
10.3        --Consulting Agreement between the Company and W. Theodore Pierson,
              Jr., dated May 8, 1995 and effective January 1, 1995.
10.4        --Employment Agreement between the Company and Charles Menatti, dated March 8, 1996.
10.5        --Employment Agreement between the Company and James D. Miller, dated February 1, 1996.
10.6        --Employment Agreement between the Company and Thomas A. Grina, dated April 26, 1996.
10.7        --Form of Director Indemnification Agreement.
10.8        --Company's Restated Equity Incentive Plan, as amended.
10.9        --Form of Stock Option Agreement.
10.10       --Company's 1996 Non-Employee Directors Automatic Stock Option Plan.
10.11       --Form of Non-Employee Directors Stock Option Agreement.
10.12       --Grina Option Agreement.
10.13       --$1,500,000 Non-negotiable and Nontransferable Promissory Note to
              EMI Communications Corp.
10.14       --38 GHz Radio Links Purchase Agreement dated August 11, 1995 with
              P-Com, Inc.
10.15       --Second Restated and Amended Registration Rights Agreement dated
              July 3, 1996 with ART Licensing and the stockholders of each of ART Licensing and the Company.
10.16       --Amendment No. 1 to Registration Rights Agreement dated as of
              October 16, 1996.
10.17       --Warrant issued on February 2, 1996 to Ameritech.
10.18       --$2,445,000 Promissory Note in favor of CRA, Inc. ("CRA").
10.19       --Security Agreement with CRA.
10.20       --Form of Indemnity Warrant.
10.21       --Form of Subscription Agreement dated March 8, 1996, including
              Forms of Bridge Note and Bridge Warrant.
10.22       --Asset Acquisition Agreement and Plan of Reorganization dated July
              3, 1996 with CommcoCCC, Inc.
10.23       --Option Agreement dated July 3, 1996 with Commco, L.L.C.
10.24       --Form of Noncompetition Agreement with Columbia and affiliates of
              Columbia.
10.25       --Right of First Offer Agreement dated July 3, 1996 with Columbia and affiliates of Columbia.
10.26       --Agreement to Lease between Commco, L.L.C. and Advanced Radio
              Technologies Corporation.

10.27       --Amendment No. 1 to Asset Acquisition Agreement and Plan of
              Reorganization.
10.28       --Consulting Agreement dated March 1, 1996 with Trond Johannesen.
10.29       --Shareholders Agreement between the Company and Trond Johannesen.
10.30       --Form of September Bridge Warrant.
10.31       --Form of CIBC Warrants.
10.32       --Services Agreement dated as of October 29, 1996 with ICG Telecom
              Group, Inc. and Pacific & Eastern Digital Transmission Services, Inc.
21          --Subsidiaries of the Company.
23          --Consent of Independent Accountants.
23.1        --Consent of Ropes & Gray (Included in Exhibit 5.1).

24          --Power of Attorney.

ITEM 17.  UNDERTAKINGS

          The undersigned Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any securities being registered which remain unsold at the termination of the offering.

          (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act, the Company has duly caused this Amendment No. 1 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington on the 14th day of August, 1997.

                                    Advanced Radio Telecom Corp.


                                    By:  /s/ Thomas A. Grina
                                         ------------------------------------
                                    Title:  Executive Vice President,
                                            Chief Operating Officer and
                                            Chief Financial Officer


                               POWER OF ATTORNEY



          Pursuant to the requirements of the Securities Act, this Amendment
No. 1 to the Registration Statement on Form S-1 has been signed by the following persons in the capacities indicated below on the 14th day of August, 1997.


              SIGNATURE                                 TITLE
              ---------                                 -----
/s/ Vernon L. Fotheringham*             Chairman, Chief Executive Officer and
--------------------------------------  Director
Vernon L. Fotheringham

/s/ Thomas A. Grina                     Executive Vice President,
--------------------------------------  Chief Operating Officer and
Thomas A. Grina                         Chief Financial Officer

/s/ James C. Cook*                      Director
--------------------------------------
James C. Cook

/s/ Mark C. Demetree*                   Director
--------------------------------------
Mark C. Demetree

/s/ Andrew I. Fillat*                   Director
--------------------------------------
Andrew I. Fillat

/s/ James B. Murray*                    Director
--------------------------------------
James B. Murray

/s/ Alan Z. Senter*                     Director
--------------------------------------
Alan Z. Senter


*  By /s/ Thomas A. Grina
      -----------------------
      Attorney-in-Fact

                                 EXHIBIT INDEX

Exhibit
Number    Description
------    -----------

3.1       --Amended and Restated Certificate of Incorporation.(11)
3.2       --Restated and Amended Bylaws of Registrant.(11)
3.3       --Form of Certificate of Designation.(12)
4.1       --Specimen of Common Stock Certificate.(3)
4.2       --Indenture relating to the Senior Notes.(10)
4.3       --Specimen of Senior Note (included in Exhibit 4.2).(10)
4.4       --Collateral Pledge and Security Agreement relating to the Senior
            Notes.(10)
4.5       --Form of Warrant Agreement in connection with offering of Senior
            Notes.(10)
4.6       --Specimen of Warrant Certificate in connection with offering of
            Senior Notes (included in Exhibit 4.5).(10)
4.7       --Shareholders' Rights Agreement.(12)
4.8       --Form of Rights Certificate.(12)

5.1       --Opinion of Ropes & Gray.(13)
9.1       --Voting Trust Agreement dated November 5, 1996.(9)
9.2       --Form of Trustee Indemnification Agreement.(3)
9.3       --Cooperation Agreement dated November 5, 1996.(9)
9.4       --Confidentiality Agreement dated November 5, 1996.(9)
10.1      --Employment Agreement between the Company and Vernon L.
             Fotheringham, dated December 16, 1995.(1)

10.2      --Severance Agreement between the Company and Steven D. Comrie, dated April 3, 1997.(13)
10.3      --Consulting Agreement between the Company and W. Theodore Pierson,
             Jr., dated May 8, 1995 and effective January 1, 1995.(1)
10.4      --Employment Agreement between the Company and Charles Menatti, dated March 8, 1996.(1)
10.5      --Employment Agreement between the Company and James D. Miller, dated February 1, 1996.(1)
10.6      --Employment Agreement between the Company and Thomas A. Grina, dated April 26, 1996.(8)
10.7      --Form of Director Indemnification Agreement.(1)
10.8      --Company's Restated Equity Incentive Plan, as amended.(2)
10.9      --Form of Stock Option Agreement.(3)
10.10     --Company's 1996 Non-Employee Directors Automatic Stock Option
             Plan.(1)
10.11     --Form of Non-Employee Directors Stock Option Agreement.(3)
10.12     --Grina Option Agreement.(9)
10.13     --$1,500,000 Non-negotiable and Nontransferable Promissory Note to
             EMI Communications Corp.(1)
10.14     --38 GHz Radio Links Purchase Agreement dated August 11, 1995 with
             P-Com, Inc.(1)
10.15     --Second Restated and Amended Registration Rights Agreement dated
             July 3, 1996 with ART Licensing and the stockholders of each of ART Licensing and the Company.(2)
10.16     --Amendment No. 1 to Registration Rights Agreement dated as of
             October 16, 1996.(9)
10.17     --Warrant issued on February 2, 1996 to Ameritech.(1)
10.18     --$2,445,000 Promissory Note in favor of CRA, Inc. ("CRA").(1)
10.19     --Security Agreement with CRA.(1)
10.20     --Form of Indemnity Warrant.(1)
10.21     --Form of Subscription Agreement dated March 8, 1996, including
             Forms of Bridge Note and Bridge Warrant.(2)
10.22     --Asset Acquisition Agreement and Plan of Reorganization dated
             July 3, 1996 with CommcoCCC, Inc.(2)
10.23     --Option Agreement dated July 3, 1996 with Commco, L.L.C.(2)
10.24     --Form of Noncompetition Agreement with Columbia and affiliates of
               Columbia.(2)

10.25       --Right of First Offer Agreement dated July 3, 1996 with Columbia and affiliates of Columbia.(2)
10.26       --Agreement to Lease between Commco, L.L.C. and Advanced Radio
               Technologies Corporation.(4)
10.27       --Amendment No. 1 to Asset Acquisition Agreement and Plan of
               Reorganization.(5)
10.28       --Consulting Agreement dated March 1, 1996 with Trond Johannesen.(3)
10.29       --Shareholders Agreement between the Company and Trond
               Johannesen. (5)
10.30       --Form of September Bridge Warrant.(9)
10.31       --Form of CIBC Warrants.(7)
10.32       --Services Agreement dated as of October 29, 1996 with ICG Telecom
               Group, Inc. and Pacific & Eastern Digital Transmission Services, Inc.(6)
21          --Subsidiaries of the Company.(2)
23          --Consent of Independent Accountants.

23.1        --Consent of Ropes & Gray (Included in Exhibit 5.1).(13)

24          --Power of Attorney.(13)
__________________
(1) Previously filed with the Company's Registration Statement on Form S-1, effective November 5, 1996 (SEC Reg. No. 333-04388) and incorporated by reference herein.
(2) Previously filed with Amendment 1 to the Company's Registration Statement on Form S-1, effective November 5, 1996 (SEC Reg. No. 333-04388) and incorporated by reference herein.
(3) Previously filed with Amendment 2 to the Company's Registration Statement on Form S-1, effective November 5, 1996 (SEC Reg. No. 333-04388) and incorporated by reference herein.
(4) Previously filed with Amendment 4 to the Company's Registration Statement on Form S-1, effective November 5, 1996 (SEC Reg. No. 333-04388) and incorporated by reference herein.
(5) Previously filed with Amendment 6 to the Company's Registration Statement on Form S-1, effective November 5, 1996 (SEC Reg. No. 333-04388) and incorporated by reference herein.
(6) Previously filed with Amendment 7 to the Company's Registration Statement on Form S-1, effective November 5, 1996 (SEC Reg. No. 333-04388) and incorporated by reference herein.
(7) Previously filed with Amendment 8 to the Company's Registration Statement on Form S-1, effective November 5, 1996 (SEC Reg. No. 333-04388) and incorporated by reference herein.
(8) Previously filed with the Company's Registration Statement on Form S-1, filed May 15, 1996 (SEC Reg. No. 333-03735) and incorporated by reference herein.
(9) Previously filed with the Company's Registration Statement on Form S-1, effective February 3, 1997 (SEC Reg. No. 333-19295) and incorporated by reference herein.
(10) Previously filed with Amendment 2 to the Company's Registration Statement on Form S-1, effective February 3, 1997 (SEC Reg. No. 333-19295) and incorporated by reference herein.
(11) Previously filed with the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and incorporated by reference herein.
(12) Previously filed with the Company's Registration Statement on Form 8-A, filed on July 10, 1997 (SEC Reg. No. 000-21091) and incorporated by reference herein.

(13) Previously filed.